     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1999
                             WASHINGTON, D.C. 20549

                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       TRANSITION AUTO FINANCE III, INC.
                 (Name of small business issuer in its charter)

             TEXAS                           6141                         75-2822804
(State or other jurisdiction of       (Primary industrial       (I.R.S. Employer Identification
incorporation or organization)    classification code number)                No.)

      TRANSITION AUTO FINANCE III, INC.                           KEN LOWE
          5422 ALPHA ROAD, SUITE 100                     5422 ALPHA ROAD, SUITE 100
             DALLAS, TEXAS 75240                            DALLAS, TEXAS 75240
                (972) 404-0042                                 (972) 404-0042
 (Address, including zip code, and telephone       (Name, address, including zip code and
              number, including                              telephone number,
area code, of registrant's principal executive   including area code, of agent for service)
                 offices and
         principal place of business)

                             ---------------------

                                   Copies to:

                 VINCE MOUER                                   GERALD MORGAN
     KUPERMAN, ORR, MOUER & ALBERS, P.C.                  BURDETT, MORGAN & THOMAS
       100 CONGRESS AVENUE, SUITE 1400                     5700 S.W. 45TH STREET
           AUSTIN, TEXAS 78701-4042                        AMARILLO, TEXAS 79114

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        DOLLAR AMOUNT        OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED    TO BE REGISTERED             UNIT                  PRICE           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Secured Promissory Notes         $20,000,000                N/A                $20,000,000             $6,061
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                           (PURSUANT TO RULE 404(A))

ITEM
NO.                             ITEM                                    LOCATION IN PROSPECTUS
----                            ----                                    ----------------------
 1.    Front of Registration Statement and Outside Front Cover
         Page of Prospectus...................................  Front of Registration Statement;
                                                                  Outside Front Cover Page of
                                                                  Prospectus
 2.    Inside Front and Outside Back Cover of Prospectus......  Inside Front and Outside Back Cover
                                                                  Pages of Prospectus
 3.    Summary Information and Risk Factors...................  Prospectus Summary; Risk Factors
 4.    Use of Proceeds........................................  Use of Proceeds
 5.    Determination of Offering Plan.........................  Underwriting
 6.    Dilution...............................................  Dilution
 7.    Selling Security Holders...............................  Not Applicable
 8.    Plan of Distribution...................................  Underwriters
 9.    Legal Proceedings......................................  Not Applicable
10.    Directors, Executive Officers, Promoters and Control
         Persons..............................................  Management
11.    Security Ownership of Certain Beneficial Owners and
         Management...........................................  Principal Stockholders
12.    Description of Securities To Be Registered.............  Description of the Securities
13.    Interests of Named Experts and Counsel.................  Experts, Legal Matters
14.    Disclosure of Commission's Position on Indemnification
         for Securities Act Liabilities.......................  Management
15.    Organization Within Last Five Years....................  Prospectus Summary -- Overview;
                                                                  Prospectus Summary -- Use of
                                                                  Proceeds; Use of Proceeds; THE
                                                                  BUSINESS, Security Ownership of
                                                                  Certain Beneficial Owners and
                                                                  Management; Management -- Certain
                                                                  Relationships and Related
                                                                  Transactions
16.    Description of Business................................  Available Information; Risk Factors,
                                                                  Management's Discussion and Analysis
                                                                  of Plan of Operation; Security
                                                                  Ownership of Certain Beneficial
                                                                  Owners and Management; Management;
                                                                  Description of the Notes; Index to
                                                                  Financial Statements
17.    Management's Discussion and Analysis of Plan of
         Operation............................................  The Company; Management's Discussion
                                                                  and Analysis of Plan of Operation
18.    Description of Property................................  The Company

ITEM
NO.                             ITEM                                    LOCATION IN PROSPECTUS
----                            ----                                    ----------------------
19.    Certain Relationships and Related Transactions.........  Use of Proceeds; The Company -- The
                                                                  Business of the Company;
                                                                  Management -- Certain Relationships
                                                                  and Transactions
20.    Market for Common Equity and Related Stockholder
         Matters..............................................  Risk Factors; Description of
                                                                  Securities; Shares Eligible for
                                                                  Future Sale
21.    Executive Compensation.................................  Management
22.    Financial Statements...................................  Financial statements
23.    Changes in and Disagreements with Accountants on
         Accounting and Financial Disclosure..................  Not Applicable

                       TRANSITION AUTO FINANCE III, INC.

                          11% SECURED PROMISSORY NOTES
                                  $20,000,000

Who we are:             Transition Auto Finance III, Inc., a wholly-owned,
                        single purpose subsidiary of Transition Leasing
                        Management, Inc. ("TLMI")

What we do:             Purchase passenger cars, light trucks, suburban utility
                        vehicles and minivans and lease them to customers with damaged credit ratings; TLMI identifies lease customers, purchases the vehicles those customers wish to lease from us, creates the lease contracts, collects the lease payments and performs all other tasks necessary to service those contracts.

The terms of our notes: Interest Rate -- 11% per annum from the date of issuance
                        Maturity Date -- August 31, 2004
                        Interest Payments -- monthly
                        Principal Payments -- none due until maturity
                        Sinking Fund -- beginning                , all of the
                        revenues from our vehicles (lease payments, prepayments, early termination proceeds and other proceeds), less certain specified expenses, will be held in a sinking fund account for payment of interest and principal on the notes

Collateral for our
notes: Our vehicles and lease contracts and, should we lapse into default under the notes, our funds will be held in trust for the benefit of the noteholders

Trustee:                Trust Management, Inc.
                             ---------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or has determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK INCLUDING RISKS OF DEFAULT ON THE LEASE CONTRACTS. SEE "RISK FACTORS", BEGINNING ON PAGE 6.
                             ---------------------
     The offering proceeds will be distributed as follows:

                                                          MINIMUM                MAXIMUM
                                                    OFFERING ($250,000)   OFFERING ($20,000,000)
                                                    -------------------   ----------------------
Underwriter's commission and fees...........  8.5%       $ 21,250              $ 1,700,000
Other offering expenses.....................  1.5           3,750                  300,000
Our net proceeds............................   90         225,000               18,000,000

                             ---------------------
     This offering is being conducted on a "best efforts" basis by our underwriter, Great Nation Investment Corporation. We may contract with other broker/dealers who are members of the National Association of Securities Dealers, Inc. to serve as additional underwriters of this offering. Until we receive subscriptions totaling $250,000, all investor funds will be held in an interest bearing escrow account. This offering will terminate on the first to
occur of (A)                  , if we have not received subscriptions totaling
$250,000 by that date, (B) our receipt of $20,000,000 in subscriptions, (C)
                 , 2,000 or (D) such earlier date as we elect in our sole discretion.
                             ---------------------

              The date of this Prospectus is

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference includes the exhibits to the registration statement we filed with the SEC in connection with our offering and is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until our offering terminates:

     - Indenture between us, Transition Leasing Management, Inc. ("TLMI"), and Trust Management, Inc., as Trustee, dated as of July 8, 1998;

     - Master Purchasing Agreement between us and TLMI dated as of July 8, 1998; and

     - Servicing Agreement between us and TLMI dated as of July 8, 1998.

     You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

       Ken Lowe
       President and Chief Financial Officer
       Transition Auto Finance III, Inc.
       5422 Alpha Road, Suite 100
       Dallas, Texas 75240
       (Telephone: (972) 404-0042).
                             ---------------------

     The Company will furnish to the Noteholders annual reports of the Company containing audited financial statements. An IRS Form 1099 will be mailed to each Noteholder following the end of each year.
                             ---------------------

     You should rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are not marketing an offer of notes in any state in which such an offer would be unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this Prospectus.
                             ---------------------

     You may invest in our offering only if you meet our minimum suitability standard or the applicable state suitability standard, whichever is more stringent. In order to meet our minimum suitability standard, you must (a)(i) have a gross annual income of at least $45,000, and a net worth (exclusive of personal residence, furnishings and automobiles) of at least $45,000, or (ii) have a net worth (exclusive of personal residence, furnishings and automobiles) of at least $150,000, without reference to income and (b) have a net worth (exclusive of personal residence, furnishings and automobiles) at least ten times the amount of your subscription. You will be required to represent, in writing, that you satisfy the applicable standard.
                             ---------------------

     The mailing address of our principal executive offices is 5422 Alpha Rd., Suite 100, Dallas, Texas 75240, and our telephone number is (972) 404-0042.

                                    SUMMARY

     The following summarizes the information that is discussed in more detail in the text of this prospectus. You should read the entirety of this prospectus before making your decision to purchase notes.

     Terms of the Offering. The basic terms of our offering are as follows:

Securities offered:          11% Secured Promissory Notes

Maximum offering amount:     $20,000,000

Minimum subscription
amount:                      $5,000

Minimum offering amount:     $250,000; all subscriptions will be held in escrow
                             until we have received subscriptions totaling at least $250,000. Your subscription funds will be deposited in an interest bearing escrow account until we receive subscriptions totaling $250,000 or we terminate this offering, whichever occurs earlier.

Offering termination date:   Our offering will terminate on           , if we
                             have not received subscriptions of at least
                             $250,000 by that date. If we receive subscriptions
                             of at least $250,000 by that date, this offering
                             will terminate on the earlier of (i)           ,
                             (ii) the date we have sold all of the notes we are offering, or (iii) such date as we may elect, in our sole discretion, to terminate the offering.

For a more complete discussion of the terms of the offering, please see the section titled "PLAN OF DISTRIBUTION."

     Terms of the Notes. The basic terms of the notes we are offering to you are as follows:

Maturity Date:               August 31, 2004.

Interest Rate:               11% per annum.

Interest Payments:           Interest will be payable monthly in arrears,
                             meaning that we will pay interest for each month on or before the fifteenth day of the next month. The first interest payment will be due on the 15th day of the second full month after your note is issued.

Principal Payments:          No principal payments will be due until maturity.

Sinking Fund:                From and after                             , all of
                             our assets, and any proceeds from the collateral securing the notes, will be placed in a sinking fund account and we may use such proceeds only for the repayment of the notes and payment of the trustee's fees and expenses.

Redemption:                  We may redeem the notes, in whole or in part, at
                             any time after                             . If we
                             redeem less than all of the notes, the trustee will determine which notes are to be redeemed in such fashion as the trustee thinks appropriate.

For a more complete discussion of the terms of the notes, please see the section titled, "TERMS OF THE NOTES" and "ADDITIONAL INDENTURE PROVISIONS."

     Collateral. The collateral for the notes consists of substantially all of our assets.

Vehicles and Lease
Contracts:                   The titles to the vehicles and the lease contracts
                             will be held in the trust by the trustee. The trust's lien on the vehicles will be indicated on the face of each vehicle's title. We will deliver the lease contracts to the trustee, who will hold them for the benefit of the trust.

Bank accounts:               The master collections account, our operating
                             account and the sinking fund account are all deposit bank accounts. We will execute a pledge and assignment of those accounts in favor of the trustee and the trustee will notify the depositary bank in writing of the pledge.

Servicing Agreement:         The Servicing Agreement will be pledged as
                             collateral and the trustee will file a UCC-1 financing statement with the Secretary of State.

For a more complete discussion of the collateral for the notes offered pursuant to this prospectus, please see the section titled "COLLATERAL FOR THE NOTES."

     The Indenture. The notes are issued pursuant to an Indenture dated
                    , 1999 between us and Trust Management, Inc., (the "Indenture"). A copy of the Indenture is filed as an exhibit to the Registration Statement we have filed in connection with this offering. Summary information about the Indenture and the Trustee is set forth below.

Trustee:                    Trust Management, Inc.
                            210 West Sixth Street
                            Suite 605
                            Fort Worth, Texas 76102
                            (817) 335-2933

Trust Property:              Vehicles, lease contracts, the sinking fund account
                             and, should an event of default occur, the remainder of our assets.

Trustee's Responsibilities:  - Disburse payments to noteholders;

                             - Supervise the collateral securing the notes and
                               review our compliance with the terms of the Indenture

                             - Hold the security interest in all collateral for
                               the benefit of the noteholders

                             - Maintain the register of noteholders

                             - Distribute annual tax information but not tax
                               advice to the noteholders

                             - Exercise rights of noteholders in the event of
                               our default

Fees: We pay specified fees to the Trustee as an allowed expense under the terms of the Indenture.

Indemnification:             We will indemnify the Trustee against certain
                             liabilities.

Trustee's Lien:              The Trustee has a lien on the assets in the Trust
                             to secure our payment of the Trustee's fees and any indemnification amount we may owe to the Trustee.
                             The Trustee's lien is superior to yours and, if we default, the Trustee will be paid its fees before you are paid.

For a more complete discussion of the Trust Indenture and the rights of the Trustee in the event of our default, please see the section titled, "COLLATERAL FOR THE NOTES" and "ADDITIONAL INDENTURE PROVISIONS." We encourage you to review the Indenture in its entirety.

     Our Business. We are permitted to engage in only those activities which further our business purpose of leasing vehicles to customers with "sub-prime" credit ratings and to incur only those expenses permitted by the Indenture. See "COLLATERAL FOR THE NOTES -- THE CONTRACT PROCEEDS AND OPERATING ACCOUNT."

Vehicles:                    We will lease only new and late model (less than
                             four model years old) used vehicles -- passenger cars, light trucks, minivans and sport utility vehicles.

Lease Customers:             We will lease vehicles only to customers who will
                             agree to the terms of our lease contract and who, in the opinion of TLMI, meet our credit criteria.
                             We will lease vehicles to customers who, generally, cannot meet the credit standards of traditional sources of vehicle financing as a result, generally, of past credit problems. We will rely on TLMI to evaluate the credit risk of potential customers and monitor the performance of our lease contracts. We believe that our credit standards and contract terms, if properly implemented, will permit us to operate profitably.

Allowed Expenses:            The Indenture prohibits us from paying any expenses
                             other than those described in the Indenture, thereby assuring you that the proceeds from our vehicles and lease contracts will be used, to the fullest extent practicable, to maximize the value of the collateral securing your notes. The allowed expenses are in the nature of the following:

                             - the Trustee's expenses and fees;

                             - fees due to TLMI under the Servicing Agreement
                               and the Master Purchasing Agreement;

                             - vehicle acquisition expense (price, tax, title
                               and license, etc.) and charges for vehicle warranty service contracts;

                             - federal, state and local taxes;

                             - legal and accounting fees;

                             - printing expenses for reports, compliance
                               certificates and opinions required by the Indenture;

                             - premiums for residual insurance;

                             - bank service charges and account fees; and

                             - expenses of repossessing, repairing, remarketing
                               and liquidating the vehicles (as to each vehicle, not to exceed the liquidation proceeds from the vehicle and any insurance proceeds applied to vehicle repairs or required to be refunded to Lessees).

                                  RISK FACTORS

     An investment in the notes involves a number of risks. In considering a purchase of these securities, you should carefully consider the risks involved, including the following:

  Limited Assets; Single Purpose Nature; No Guarantor

     We were organized by TLMI as a single purpose entity. Under the indenture, we can engage in and conduct only the vehicle leasing business. Accordingly, we will not have any significant assets other than the vehicles, the lease contracts and the accounts into which the net proceeds of this offering and our operating revenues are deposited. No other party, including our sole shareholder, TLMI, will insure or guarantee our obligations under the notes or will be obligated to make capital contributions to us at any time. Consequently, you can rely only on the funds we receive from leasing the vehicles and the funds we receive from the sale of the vehicles, for the payment of interest on and principal of the notes. If such payments and funds are insufficient to permit payment of the sums due on the notes, we will have no other significant assets with which to pay any portion of the deficiency.

  Sufficiency of Sinking Fund

     Prior to the sinking fund trigger date, we will deposit into the sinking fund account only such funds as are needed to pay each monthly interest payment due with respect to the notes. Following the sinking fund trigger date, which is the earlier of (A) [37] months from the release of subscription funds from escrow or (B) the day we deliver a contract unavailability notice, we will be required to transfer all net collection proceeds from the lease contracts and vehicles, after deduction of allowed expenses, to the sinking fund account. After transfer to the sinking fund account, the proceeds can be used only to make payments on the notes (monthly interest payments, principal and accrued interest which remains outstanding on the maturity date or, at our discretion, redemption payments prior to the maturity date). See "COLLATERAL FOR THE
NOTES -- The Sinking Fund Account."

     Except for the obligation to deposit funds for monthly interest payments, we are not required to satisfy any minimum schedule of payments into the sinking fund account, and prior to the maturity date, we are not required to satisfy any minimum schedule of payments of principal on the notes. After the sinking fund trigger date, the funds in the sinking fund account will consist of the net collection proceeds from the lease contracts and vehicles during the period from the sinking fund trigger date to the maturity date and any income earned on such proceeds while they are in the sinking fund account. There is a risk that the funds in the sinking fund account will be insufficient to pay all principal and interest outstanding on the notes on the maturity date.

     If the funds in the sinking fund account are insufficient to pay all principal and interest outstanding on the notes on the maturity date, we anticipate being able to refinance or sell the remaining lease contracts and vehicles and using the proceeds of any such refinancing or sale to repay any principal and interest then outstanding under the notes. There is a risk, however, that no such refinancing or sale can be consummated or that the proceeds from any such refinancing or sale will be insufficient to repay the principal and interest then outstanding.

  Purchasing and Availability of Contracts Dependent on Transition Leasing

     We will be dependent upon TLMI's judgment with respect to the subjective and difficult process of leasing automobiles to people with prior substantial credit problems and non-prime credit ratings and making credit decisions in connection therewith. Poor credit decisions by TLMI could impair our ability to repay the notes.

     We will depend on TLMI for purchasing and originating leases and contacts with automobile franchise dealers, independent automobile dealers, and independent leasing companies from whom most of the vehicles will be purchased by us and most of our lessee-customers will be referred. Based on TLMI's recent limited experience, we believe that an adequate supply of eligible customers and lease contracts will be available. If we are unable to locate a sufficient number of additional eligible customers, we could elect to deliver a contract unavailability notice to the trustee, at which time we would cease purchasing vehicles and creating new lease contracts, and all subsequent net collection proceeds from the then existing lease contracts and vehicles, following deduction for payment of interest on the notes and allowed expenses, would be deposited into the sinking fund account for payment of the notes. See "COLLATERAL FOR THE NOTES -- The Sinking Fund Account." Our delivery of a contract unavailability notice prior to the time at which the sinking fund trigger date would otherwise occur may have a number of adverse consequences, among them a negative impact on our ability to repay the notes and an incentive for us to redeem the notes earlier than we might otherwise redeem or pay them.

  Interest Rate Risk; Yield Considerations

     Because the notes will bear interest at a fixed rate, you will be subject to the risk that future higher interest rates, while not affecting your yield if you purchase and hold notes through their maturity, will diminish or limit your yield if you attempt to sell your note prior to maturity. Moreover, if future interest rates decline, our ability to redeem the notes may limit your ability to realize enhancements in the value of the notes resulting from the lower interest rates generally existing in the market. You may not be able to reinvest the redemption proceeds at yields equal to or exceeding the yields on the notes. It is possible that yields on any such reinvestments will be lower, and may be significantly lower, than the yields that could have been realized on the notes.

     Because all of the notes will mature on the same date without regard to the date of issuance, if you purchase at an earlier date you will earn interest over a longer period of time and you should earn more interest than if you were to purchase at a later date. The discounted value of the earned interest may be exacerbated or mitigated by market interest rates at the time of your purchase. In addition, because the interest which accrues with respect to the notes is payable in arrears (i.e., within 15 days after the end of the month in which it accrues), the yield will be less than the stated rate of 11% per annum.

  Funds for Repayment of Principal and Redemption of Notes

     Our ability to repay the notes, both in terms of monthly interest payments and principal payments at the maturity date or upon an earlier redemption, will primarily depend on whether lease customers make monthly lease payments timely or prepay in accordance with the terms of their respective lease contracts. While we believe that the structure of our lease program provides an incentive for timely payment of the lease contracts, you should note:

     - unlike automobile retailers or banking institutions which finance automobile leases, but which do not typically extend credit to individuals with past credit problems or non-prime credit ratings, our financing criteria will be based on a more subjective analysis;

     - the payment experience on the lease contracts is likely to be different than that on receivables of traditional automobile financing sources and may be more sensitive to changes in the economic climate in the areas in which the lease customers reside;

     - the delinquency rates on the lease contracts may generally be higher than those experienced by traditional automobile financing sources; and

     - adverse changes in collectibility rates could be caused by changes in general economic conditions, or other factors beyond the Company's control.

     Although we firmly believe that our method of estimating the creditworthiness of our leasing customers will result in a portfolio of lease contracts that will perform in a manner sufficient to make the interest and principal payments on the notes as they become due, the actual collection rates are impossible to predict precisely. If the lease contracts do not collectively perform as we expected our ability to collect on the lease contracts and to make the required payments on the notes could be adversely affected.

  Collection Policies

     In the event that a lease payment is more than 30 days overdue, TLMI generally will commence repossession of the leased vehicle. However, TLMI believes that collections on the lease contracts will be maximized if it is permitted some latitude to work with customers who may be in technical default for late payment of a single installment, but who have been making payments on a regular and timely basis and who otherwise are not in default. Of course, if a substantial number of defaulting lease customers make no further payments on their lease contracts, the delay in the repossession of their leased vehicles could result in a decrease in our repossession proceeds and could have an adverse impact on our ability to pay the notes.

  Subjective Determination of Residual Value; Limitation on Protection Provided by Residual Value Insurance; Reliance on Remarketing To Satisfy Residual Obligation

     At the end of the scheduled lease term, we generally will dispose of the leased vehicle either by selling it to the lease customer or some other related party or by selling it "wholesale" in the used automobile market. If we realize proceeds from such disposition in an amount less than our original estimate of the residual value, whether due to adverse changes in the market for that leased vehicle, in the used automobile market in general or otherwise, we may realize a loss on the vehicle. Losses suffered on the disposition of off-lease vehicles could reduce our ability to repay the notes.

     At lease inception, we must estimate what the value of the vehicle will be at the end of the scheduled lease term, a value generally described in the automobile leasing industry as the "residual value." Our leases are designed to recover the depreciation in the value of each vehicle over the life of the lease, and the projection of residual value is a key element in the way we structure the financial terms of our leases. At the end of the lease term, the proceeds we receive from disposition of the leased vehicle may be less than our expected residual value for a number of reasons. Among possible reasons are a possible inaccuracy of the initial estimate, changes in the market for the specific model of the leased vehicle or the used vehicle market in general, and ineffective remarketing efforts by TLMI. See "THE COMPANY -- Remarketing."

  Lack of Market for Notes

     The notes will constitute a new issue of securities, and such securities will have no established trading market. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation and trading in the NASDAQ National Market System. Although certain broker/dealers may determine to make a market in the notes, we do not anticipate that this will occur or that a secondary market will develop at any point during the term of the notes. You will not be able to require us to redeem your notes and you may not be able to liquidate your investment in the notes in the event of an emergency or for any other reason. Moreover, you may not be able to use the notes as collateral for loans. Accordingly, you should not purchase the notes if you have any need for liquidity in your investment.

  Lien of Trustee

     Under the terms of the Indenture, the trustee is granted a lien on the property which serves as collateral for the notes. The trustee's lien is superior to that securing the notes and secures the payment to the trustee of the amounts due to it under the terms of Indenture, including any amounts we owe to the trustee pursuant to indemnification provisions within the Indenture. In the case of a default, the trustee's lien will entitle it to be paid any sums owed the trustee before you receive any payments.

  Delays in Contract Purchases or Acquisitions

     We expect to purchase or acquire lease contracts as soon as practicable following the receipt of the net proceeds from the sale of notes. Until we use the proceeds for that purpose, we will hold them in an interest-bearing bank account or invest them in money market mutual funds that invest in

U.S. government obligations. We have made no provision in this offering for cessation or suspension of the selling effort if we experience a delay in the utilization of investor funds to purchase vehicles and create new leases. If unforeseen delays occur in the purchase of vehicles and creation of lease contracts, our overall profitability and ability to repay the notes could be reduced because the yields of the short-term investment alternatives for such funds are expected to be less than both (A) the yields we anticipate receiving from the lease contracts and (B) the cost of such funds, i.e., the interest rate payable on the notes.

  Reliance on Key Personnel

     Our success will depend significantly upon the efforts of our officers and the officers of TLMI. Neither we nor TLMI have entered into an employment or non-competition agreement with any of such officers, nor do we contemplate obtaining "key man" life insurance for any of such officers. If such officers are unable to perform their respective duties, it could affect our financial performance and our ability to repay the notes in accordance with these terms.

  Certain Legal Matters Relating to the Contracts

     Priority of Liens in Leased Vehicles. Statutory liens for repairs, unpaid storage charges or unpaid taxes may have priority even over a perfected security interest in a vehicle, and certain state and federal laws permit the confiscation of motor vehicles used in unlawful activity. Liens for repairs or taxes, or the confiscation of a vehicle, could arise or occur at any time during the term of a lease contract and may result in the loss or impairment of the trustee's perfected security interest in a motor vehicle. We may not be given any notice in the event such a lien arises or confiscation occurs.

     Bankruptcy and Deficiency Judgments. Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay our ability to repossess, resell or re-lease vehicles or enforce a claim for damages. In addition, we may determine that a damage claim is not an appropriate or economically viable remedy, or we may settle at a discount any judgment that we do obtain. In the event we do not obtain deficiency judgments, and deficiencies are not satisfied or are satisfied at a discount or discharged, in whole or in part, the loss will be borne by us and could adversely affect our ability to repay the notes.

     Consumer Protection Laws. Numerous federal and state consumer protection laws impose requirements upon the origination, form, and collection of automobile lease contracts. State laws impose finance charge ceilings and other restrictions on consumer transactions and may require certain contact disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. A risk exists that this liability could affect our ability, as lessor under certain of the lease contracts and as an assignee of certain lease contracts, to enforce the lease contracts. In addition, certain of these laws make an assignee of such contract liable to the lease customer for any violation by the assignor. Accordingly, as holder of the lease contracts, we could be subject to liability to a lease customer under one or more of the lease contracts. TLMI will warrant to us that consumer protection laws have not been violated and if a lease customer has a claim or defense under such laws that materially and adversely affects our interest in a lease contract, TLMI will be obligated to repurchase the lease contract. See "CERTAIN LEGAL ASPECTS OF THE CONTRACTS -- Consumer Protection Laws."

  Effect of Governmental Regulations on Leasing

     We and TLMI are subject to regulation under federal, state and local laws and regulations concerning many aspects of the vehicle leasing business. In particular, there are laws and regulations that require particular disclosure of, among other matters, lease agreement terms and many other matters. In addition, we and TLMI are required to obtain and maintain certain licenses and qualifications to do business in Texas and other states. We and TLMI have obtained such licenses. Numerous proposals are and have been under consideration or have been enacted in Congress, certain state legislatures, including in Texas, and certain regulatory agencies that would impose greater regulation and requirements on our and TLMI's leasing activities in those states. See "THE COMPANY -- Government Regulations." The laws, rules and regulations governing our business and TLMI's business may be changed, or new laws, rules and regulations may be enacted, any or all of which may make our operation and business more difficult or more expensive.

  Competition

     There is substantial competition in the business of selling and leasing motor vehicles and the financing thereof. In addition, a number of institutions, including banks, have entered the automobile financing business with respect to high risk, non-prime credit borrowers and will be competing for the best high risk borrowers. We believe, however, that we have few competitors in the leasing of new and late model used motor vehicles to individuals who have had prior credit problems. We compete to some extent with providers of alternative financing services, secondary finance companies such as used car dealer groups, and other firms with greater financial and marketing resources than ours. These competitive factors could have a material adverse effect upon our operations, including our ability to use high implicit interest rates in calculating the payments to be made under the lease contracts. One of the material assumptions underlying our belief that our revenues will be sufficient to cover our expenses and to pay all principal and interest on the notes is that we generally will be able to use an implicit interest rate of 18% per annum. If we were not able to use this high implicit interest rate because of competitive factors or other factors, it would make it more difficult for us to pay our expenses and the principal and interest on the notes.

  Vicarious Tort Liability as Lessor for Liabilities of Lessees

     Under the laws of certain states, we could suffer vicarious tort liability as the owner of a vehicle involved in an accident or otherwise causing personal injury or property damage. We will attempt to mitigate this potential liability by requiring that all lease customers carry liability insurance in specified minimum amounts naming us as additional insured and loss payee. In addition, we will maintain contingent and excess automobile liability policies to protect our interest in the event that a lease customer's required insurance is not available or is inadequate in any given case. If we were not adequately protected by insurance, substantial judgment liabilities against us could reduce and even eliminate our ability to repay the notes.

  Conflicts of Interest

     We are the third single-purpose vehicle leasing subsidiary formed by TLMI. Prior to forming our Company, TLMI organized Transition Auto Finance, Inc. ("TAF-I"), and Transition Auto Finance II, Inc. ("TAF-II"). TAF-I has redeemed all the notes it had issued and no longer conducts business. TAF-II continues in operation, and expects that it will have fully invested the proceeds of its offering of notes before we use any of the proceeds from our offering to buy vehicles and create leases. If we were to begin to buy vehicles and create leases at the same time TAF-II is engaging in that same activity, we would be competing against TAF-II for leasing customers and vehicles. In order to avoid such a conflict of interest, we commit that we will not commence buying vehicles and creating new leases until TAF-II has completed investing its funds in vehicles and leases. TLMI has advised us that it probably will continue to form and obtain financing for additional new subsidiaries to engage in the vehicle leasing business in the future.

     Ken Lowe, our President, Chief Financial Officer and sole director, is the President and sole director of TLMI and of TAF-II. There are real and on-going conflicts of interest between us and one or both of TAF-II and TLMI. There are and will be conflicts of interest with respect to allocation of management time, services, overhead expenses and functions. Management of TLMI intends to resolve any such conflicts in a manner that is fair and equitable to the Company. You could be subject to the risk that any particular conflict might be resolved in a manner that adversely affects noteholders.

     In addition, we anticipate having a conflict of interest with respect to the decisions as to which lease customers and lease contracts originated by TLMI are to be acquired by the Company or by parties other than us, including TLMI and affiliates, which may include future subsidiaries. To minimize these conflicts, TLMI has determined that, once TAF-II has fully invested its funds in vehicles and leasing, any future lease contracts originated by TLMI that satisfy our lease contract criteria will be acquired by us, subject to our having funds available for acquisition of such lease contracts, and subject to the right of TAF-II to acquire vehicles and lease them to customers using proceeds realized from repossession of vehicles and prepayments of lease contracts.

     We will pay certain fees to TLMI including:

     - a marketing fee equal to 57.5% of the customer's down payment with respect to each lease contract;

     - a purchase administration fee and a document fee totaling $150;

     - in the case of new lease contracts following the repossession of a leased vehicle, a releasing fee;

     - a monthly lease contract servicing fee of $20 for each lease contract that has not been assigned for repossession; and

     - a reimbursement amount equal to TLMI's out-of-pocket expenses in connection with the repossession, repair, remarketing and resale of a leased vehicle. See, "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS."

There has been no independent determination of the fairness and reasonableness of the terms of these transactions nor have such terms been negotiated at arms' length. We believe, however, that the fees to be paid to TLMI, including the marketing fee, are reasonable based on comparable fees paid to other lease brokers (or facilitators) in automobile leasing transactions involving customers with non-prime credit ratings. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "MANAGEMENT -- Certain Relationships and Related Transactions."

     We may acquire vehicles, as well as the lease contracts which relate to such vehicles, from TAF-II. In the event of any such purchase, we will pay TAF-II a price equal to the depreciated value of the vehicle as of the date of our purchase plus any marketing fee paid by TAF-II in connection with TAF-II's acquisition of such vehicle plus other fees totaling $150. To minimize any conflicts of interest with respect to the choice of which of TAF-II's vehicles and lease contracts we may acquire, we have specified with TAF-II and TLMI the method by which vehicles and lease contracts will be selected for sale to us. There has been no independent determination of the fairness and reasonableness of the purchase price, the method by which vehicles and lease contracts will be selected or any other of the terms of these transactions. See, "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS" and "MANAGEMENT -- Certain Relationships and Related Transactions" for additional information.

  Lack of Damage Insurance

     Although most state laws, including Texas law, require owners to maintain liability insurance for damages arising from their use of a motor vehicle, lease customers may fail to maintain physical damage insurance. We have obtained insurance to provide protection from losses in these events; however, there is a risk that such insurance will not continue to be obtainable at appropriate premium rates and terms or will not provide adequate coverage in all circumstances. As a consequence, in the event any vehicle is stolen or physically damaged and no such insurance exists, we may suffer a loss unless the customer is otherwise able to pay for repairs or replacement or its obligations under the related lease contract. If we incur significant losses from uninsured vehicles, our ability to pay the notes may be adversely affected. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS -- Contract Criteria."

  Sale of Small Amount of Notes

     We may consummate this offering with the sale of as little as $250,000 in principal amount of the notes. If only the minimum offering amount ($250,000) is raised, we will have approximately $225,000 (after offering and organizational expenses and broker/dealer commissions) to purchase vehicles, see "USE OF PROCEED." Even if no more than the minimum offering amount is raised, we believe that we can cover our expenses and pay all interest and principal on the notes. Our belief is based on a number of assumptions, including without limitation, assumptions (i) that 12 vehicles may be purchased at an assumed purchase price,
(ii) that the lease contracts in relation to such 12 vehicles will be on specific terms including an implicit annual interest rate of 18%, and (iii) that our expenses will not exceed a specified level.

     Although we believe these assumptions to be reasonable, they necessarily include certain risks and uncertainties set forth under this caption "RISK FACTORS." A variation in any single assumption could materially alter our ability to cover our expenses and pay all principal and interest due on the notes. These assumptions, including, without limitation, the expected implicit interest rate of 18% per annum with respect to the lease contracts, may not be realized. Accordingly, our ability to cover our expenses and pay all principal and interest on the notes may differ materially from this forward-looking information due to such risks and uncertainties.

     In the event that we sell only a small amount of notes in excess of the minimum offering amount, the performance of individual lease contracts in the pool securing the notes will have a greater effect on our ability to pay the notes than if a larger amount of the notes are sold. In addition, although most of our expenses will generally vary with the amount of lease contracts or notes, relatively small amounts of fixed fees and expenses payable to the trustee and for on-going banking, accounting and legal services may not vary in proportion with the amount of lease contracts and may be relatively higher if only a small portion of the notes is sold. If the fixed expenses are higher than expected or if we are unable to acquire the number of lease contracts on the proposed terms projected herein, our ability to repay a small amount of notes may be materially adversely affected. See "COLLATERAL FOR THE NOTES -- The Contract Proceeds and Operating Account."

  Lack of Participating Broker Dealers

     As of the date of this prospectus, we have identified      other
broker/dealers who have agreed to participate in this offering of the notes. See "PLAN OF DISTRIBUTION." Our failure to obtain the agreements of a significant number of broker/dealers to participate in this offering may increase the likelihood that less than all of the notes will be sold. The sale of only a small amount of the notes may adversely affect noteholders. See, "-- Sale of Small Amount of Notes" above.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 7, 1999, and as adjusted to reflect the sale of the minimum amount of notes offered hereby.

                                                                 AS OF JUNE 7, 1999
                                                              -------------------------
                                                                         AS ADJUSTED
                                                                           MINIMUM
                                                              ACTUAL       OFFERING
                                                              ------   ----------------
LIABILITIES
  11% Secured Notes Due August 31, 2004.....................               $250,000(1)
SHAREHOLDERS' EQUITY
  Common Stock, $0.10 par value, authorized 1,000 shares,
     issued and outstanding.................................  $  100       $    100
Paid-In Capital.............................................     900            900
Retained Earnings...........................................       0
          TOTAL SHAREHOLDERS' EQUITY........................   1,000          1,000
          TOTAL LIABILITIES AND SHAREHOLDER EQUITY..........   1,000        251,000

---------------

(1) The expenses we have incurred as a result of this offering will be capitalized and amortized over the lives of the notes. The offering expense to be amortized annually will vary according to the amount and timing of the funding of the Notes. For example, if the offering is completed prior to December 31, 1999, the percentage of the total offering expenses that would be charged to operations in the first five years would be 20% per year. Other organizational expenses are capitalized and amortized over a five-year period on a straight-line basis.

     Our capitalization reflects our asset-backed security structure. Our only significant assets will be the vehicles, the lease contracts with our lease customers, the net proceeds of this offering, the net operating proceeds (revenues from lease contracts and sale of leased vehicles less debt service and allowed expenses), proceeds realized from reinvestment of such net proceeds and excess collection proceeds. See "COLLATERAL FOR THE NOTES." The costs of ongoing operations will be borne by TLMI and will be reimbursed to TLMI through payment of monthly servicing and administration fees. See "THE COMPANY; COLLECTION AND SERVICING OF CONTRACTS -- Payments to TLMI."

                                USE OF PROCEEDS

     We will use at least 90% of the gross proceeds from the sale of our notes for the purchase of vehicles and the leasing of such vehicles to our customers. We will use 10% of the gross proceeds as follows:

     - we will pay to the Underwriter sales commissions of 6% of the principal amount of the Notes sold by such Underwriter;

     - we will reimburse the Underwriter for certain expenses incurred in connection with its due diligence activities with regard to the offering in an amount not to exceed 2.5% of the aggregate principal amount of the notes sold; and

     - we will use up to 1.5% of the gross proceeds from the sale of the notes to pay offering and organization expenses, including filing and registration fees, legal fees of our counsel, accounting fees, trustee's fees, escrow agent's fees, "blue sky" expenses and printing expenses. These expenses have been or will be paid by TLMI, and we will reimburse TLMI an amount not to exceed such 1.5%. TLMI has agreed to pay expenses of the offering in excess of 1.5% of the gross proceeds from the sale of the notes.

     We will maintain the proceeds of this offering in our operating account until they have been fully used to acquire vehicles or lease contracts. Under the terms of the Indenture, we may invest all of our deposits in specified types of deposits or securities -- the same type of deposits or securities as the Trustee may utilize for funds that are in the sinking fund account.

     The use of proceeds is set in the following table and in the pie charts below the table:

                                                               MINIMUM        MAXIMUM
                                                              ($250,000)   ($20,000,000)
                                                              ----------   -------------
Offering and Organizational Expenses(1).....................   $  3,750     $   300,000
Broker/Dealer Commissions(2)................................     21,250       1,700,000
Purchase of Contracts and Leased Vehicles...................    225,000      18,000,000
          Total.............................................    250,000      20,000,000

---------------

(1) We will pay these offering and organizational expenses to our parent, TLMI, as reimbursement for a portion of such expenses it has paid on our behalf.
(2) Assumes the maximum permitted amount of due diligence reimbursement is paid.
                                   PIE CHARTS

     The subscription escrow will terminate upon the receipt of subscriptions in the aggregate amount of $250,000 and, upon such termination, we will receive that portion of the proceeds to be used for the purchase of vehicles or lease contracts (estimated in the above table to be $225,000). We will attempt, and anticipate being able, to use the aggregate amount of such proceeds within 60 days of the termination of the escrow and the release of the escrowed funds to us.

     We may use certain of the offering proceeds to purchase vehicles and leases from TAF-II, another wholly-owned subsidiary of TLMI; provided, however, we will not purchase any TAF-II vehicles or contracts if only the minimum gross proceeds ($250,000) are raised. The consideration to be paid to TAF-II will be determined by a formula, and the vehicles and lease contracts to be so purchased will be selected on a first-in, first-out basis, meaning that we will purchase those vehicles and leases which were the earliest acquired by TAF-II and which, at the time of our acquisition are not in default. See "THE COMPANY; PURCHASE OF VEHICLES" and "MANAGEMENT -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                            DESCRIPTION OF THE NOTES

     The notes will be issued pursuant to an Indenture dated as of (the "Indenture"), between ourselves and Trust Management, Inc., who will serve as Trustee. TLMI is a party to the Indenture for the purpose of making certain agreements and representations regarding the purchasing and servicing of the lease contracts with the Trustee for the benefit of noteholders. The Indenture is qualified under the Trust Indenture Act of 1939. An example of the notes and a copy of the Indenture are included as exhibits to the Registration Statement we have filed in connection with this offering. You should review the example of the notes before deciding to subscribe in this offering.

     Our Indenture is typical of most indentures -- it is an agreement between ourselves, TLMI and the Trustee, pursuant to which the Trustee is appointed as the agent of the noteholders. The Indenture governs the notes, imposes the noteholder's lien on our assets, and specifies certain obligations and rights that bind us or accrue to our benefit or, similarly, bind you or the Trustee or accrue to your or the Trustee's benefit. The Indenture's terms are incorporated by reference into the notes -- this means that the obligations imposed, and the rights conferred, by the Indenture, even though not set forth within your note, still apply to both the note and the relationship among ourselves, the Trustee and you. The Indenture, in turn, includes obligations and rights which are incorporated by reference from the Trust Indenture Act. We encourage to you to review both the Indenture and the Trust Indenture Act.

     The following summaries of certain provisions of the notes and the Indenture and the summaries included under "ADDITIONAL INDENTURE PROVISIONS" do not purport to be complete and are subject to the full provisions of the notes and the Indenture.

GENERAL

Interest Rate                11% per annum

Maturity Date                August 31, 2004

Aggregate Principal Amount   Up to $20,000,000

Recourse While the notes are our general obligations and you will have recourse against our assets, substantially all of our assets will be the lease contracts, the vehicles and the revenues derived from them. See "COLLATERAL FOR THE NOTES." You will have no contractual recourse against TLMI for payment of the notes.

Rating We have not sought, and are not required by the Indenture or any other document to obtain, a rating of the notes by a rating agency.

Paying Agent and Registrar   The Trustee will initially act as the paying agent
                             and registrar. As paying agent, the Trustee will disburse the funds that we submit for payment of the notes. As registrar, the Trustee will maintain the ledger records reflecting ownership of the notes. We have the right to appoint some other person or firm as paying agent or registrar.

ISSUANCE OF NOTES; TRANSFERS

Denominations                Integral multiples of $1,000

Minimum Subscription Amount  You must subscribe for a minimum of $5,000 unless you are going to acquire the notes for your individual retirement account, in which case you may invest as little as $2,000.

Transfer We may require you to reimburse us for any out-of-pocket costs we incur with respect to your transfer or exchange of a note.

INTEREST PAYMENTS

Interest Commencement Date   Interest will accrue on each note from the date
                             that it is issued.

Payments Interest payments will be due and payable monthly on the 15th day of the month following the end of each successive calendar month (for the interest accruing during the prior month) and upon the maturity date.

First Interest Payment       The first interest payment will be due and payable
                             on the 15th day of the month following the first full calendar month after your note is issued.

Default Interest Rate        Any installment of interest that is not paid when
                             due will accrue interest at the lesser of (i) 18% per annum or (ii) the highest lawful rate of interest from the date due to the date of payment, but only to the extent payment of such interest is lawful and enforceable.

Effective Interest Rate      The effective interest rate of the notes will be
                             lower than the stated interest rate because each payment of interest will be paid 15 days after the month over which it accrued.

Payment Source               The paying agent will make monthly interest
                             payments out of funds in the sinking fund account.
                             Before each interest payment date occurring prior to the sinking fund trigger date, we will transfer to the sinking fund account from our operating account an amount that, together with any funds in the sinking fund account, is sufficient to pay the accrued interest due on such payment date. Such transfer must be made before we apply any remaining funds in the operating account to any other purpose
                             (Indenture, Section 4.2) Interest payments will be in the form of checks drawn on the sinking fund account.

Record Dates                 Interest payments prior to the maturity date will
                             be mailed by the paying agent to the registered holder of a given note as of the close of business on the first day of the month of the payment.
                             Payments will be sent to the holders to the addresses shown for the holders in the note register maintained by the registrar.

PRINCIPAL PAYMENTS

Mandatory Principal
Payments The principal amount then outstanding on each note, plus all accrued but unpaid interest will be due and payable on the maturity date, August 31, 2004. The final payment of principal and interest on each note will be made only upon presentation and surrender of such note at the office of the Trustee or the paying agent. Prior to the maturity date, we are not required to make any principal payments.

Payment Source               Any amounts paid on the maturity date will be paid
                             from the funds accumulated in the sinking fund account. We believe that there will be sufficient funds in the sinking fund account to repay all principal and interest then outstanding on the loans, but this will be function of a number of factors. See, "MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF PLAN OF OPERATION." If the funds in the sinking fund account are not sufficient, we anticipate being able to generate funds from the sale of our vehicles and lease contracts or from using our vehicles and the lease contracts as collateral for a loan from an institutional lender. We have no arrangements at this time for any such sale or loan and our ability to generate funds from such sources will be subject to a number of factors, many of which may be completely beyond our control. See, "RISK FACTORS -- Funds Available for the Repayment of Principal."

Sinking Fund Account         On the sinking fund trigger date, we will deposit
                             in the sinking fund account any remaining net proceeds from the sale of the notes that have not been used as of the sinking fund trigger date for the purchase of vehicles and creation of lease contracts. From and after the sinking fund trigger date, all of the funds in our operating account, less expenses that are allowed expenses under the Indenture, will be transferred on at least a monthly basis to the sinking fund account. While a default continues or remains uncured, we must transfer all funds in our operating account, less any amounts owing to the Trustee, to the sinking fund account, and the Trustee will have the right to cause such transfer. See, "DEFAULT," below. The funds which accumulate in the sinking fund account, after payment of the Trustee's expenses, may be used only for payment of the notes.

REDEMPTION

Timing of Redemptions        The amount and timing of any redemption will be at
                             our sole discretion. On any interest payment date
                             after          , we may redeem one or more of the
                             notes, in whole or in part, in accordance with the Indenture. To the extent that funds in the sinking fund account exceed the aggregate amount of interest payable on the notes on the next monthly payment date, we may use funds in the sinking fund account to redeem all or any portion of the notes.
                             Any redemption will have an effect analogous to a principal payment.

Redemption Price             The redemption price of any given note will be
                             equal to 100% of the outstanding principal amount of such note, plus interest to the date of redemption, without any premium or penalty.

Partial Redemption           If less than all of the notes are to be redeemed,
                             the Trustee shall select the notes to be redeemed by lot or other method selected by the Trustee. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed portion of the original note will be issued upon cancellation of the original note.

Notice At least 10 days but not more than 60 days prior to any redemption of your note, we will deliver to you a notice by first class mail, postage prepaid, and our notice will state:

                             - the redemption date;

                             - the portion of the principal amount of your note
                               to be redeemed;

                             - the redemption price;

                             - the name and address of the paying agent;

                             - the requirement that the notes be delivered to
                               the paying agent; and

                             - that interest on the notes ceases to accrue on
                               and after the redemption date.

Payment Source               Before the sinking fund trigger date, we will
                             utilize funds generated by our operations to pay any redemption amounts. From and after the sinking fund trigger date, we will utilize funds in the sinking fund account to pay any redemption amounts.

DEFAULT

Sinking Fund Account         If we lapse into default regarding our obligations
                             under the Indenture and for so long as such default continues or remains uncured, all funds in the operating account, less any amounts owing to the Trustee, must be transferred on the business day immediately preceding each payment date to the sinking fund account, and the Trustee will have the right to cause such transfer. In addition, during the continuance of a default, the Trustee will have all of its other rights and remedies available for collection of the proceeds on the lease contracts for purposes of obtaining sufficient funds to satisfy the notes. See "ADDITIONAL INDENTURE
                             PROVISIONS -- Rights Upon Event of Default."

                            COLLATERAL FOR THE NOTES

GENERAL

     To collateralize the notes, the Indenture grants to the Trustee a security interest in or lien upon all of our assets, including without limitation, all of our right, title and interest in:

     - the vehicles;

     - the lease contracts, and all payments and instruments received with respect thereto;

     - the Servicing Agreement and the Master Purchasing Agreement;

     - our operating account and all funds and investments therein;

     - our master collections account and all funds and investments therein;

     - the sinking fund account and all funds and investments therein;

     - all repossessed or returned vehicles (including vehicles returned upon termination of lease contracts); and

     - all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property.

     Pursuant to the Indenture, the Trustee has been granted a lien senior to the lien of the Indenture in order to collateralize payment of its fees and expenses as Trustee under the Indenture, except that the Trustee's lien does not attach to money held in the sinking fund account for repayment of principal and interest on the notes.

THE CONTRACTS

     Each of the contracts will be a vehicle lease contract that is (i) purchased from TAF-II or other sources or (ii) acquired in a transaction originated by TLMI. Each lease contract will lease a new automobile or a late model automobile that is not more than four model years old at the time of lease (including passenger cars, minivans, sport/utility vehicles and light trucks).

     We will purchase or acquire the lease contracts using the net proceeds from the sale of notes until the sinking fund trigger date. So long as we are not in default under the Indenture, we may use any net collection proceeds from the lease contracts, after deduction for payments of interest and allowed expenses, to purchase vehicles and lease them. See "THE COMPANY; Purchase of Vehicles." To minimize conflicts of interest among potential buyers with respect to lease contracts originated by TLMI, TLMI has determined that, after TAF-II has fully invested its funds in vehicles and leases, we will acquire any lease contracts that satisfy our contract criteria to the extent that we have available the funds necessary for such purchases, subject only to the right of TAF-II to acquire vehicles with proceeds from repossession of its leased vehicles or prepayment of its lease contracts. See "RISK FACTORS -- Conflicts of Interest."

     We will deliver each lease contract we acquire to the Trustee and label it with a notice indicating the Trustee's security interest. In addition, (i) a UCC financing statement listing such lease contract, and also covering the proceeds therefrom, will be filed in the appropriate public office to give further notice of the Trustee's security interest, and (ii) we will have each vehicle's certificate of title issued to reflect us as the owner and the Trustee as a first lienholder. Together with the Trustee, we may appoint a financial institution to retain possession of the lease contracts and related title documents as custodian and bailee for the Trustee and us.

THE SINKING FUND ACCOUNT

     We have established, in the name of the Trustee, a trust account at Texas Community Bank which we refer to in this prospectus as the sinking fund account. All payments of interest or principal on the notes will be made from funds in the sinking fund account.

     Funds in the sinking fund account will not be commingled with any other of our monies or the monies of TLMI. All monies deposited from time to time in the sinking fund account will be held for the benefit of the Trustee as part of the collateral for the notes. Payments with respect to the notes that are to be made from the sinking fund account will be made on our behalf by the Trustee or a paying agent, and no funds in the sinking fund account will be paid over to us or TLMI. The funds in the sinking fund account will be employed by the Trustee or the paying agent to pay interest on the notes on each payment date and to effect redemptions of the notes, in our discretion, on any payment date after the sinking fund trigger date.

     In the absence of a continuing event of default under the Indenture, we will have investment control of the funds in the sinking fund account. During the continuance of an event of default, the Trustee will have such investment control. In both cases, such investment control is limited to investments which are within the restrictions established in the Indenture.

     Prior to the sinking fund trigger date, all funds designated for payment of interest due with respect to the notes will be deposited in the sinking fund account. After the sinking fund trigger date, all net collection proceeds (including all portions thereof treated for tax or financial accounting purposes as principal or interest) from the lease contracts, following deduction of allowed expenses (including fees payable to TLMI), will no longer be available to us for the purchase of additional lease contracts and will be deposited into and held, along with the income earned thereon, by the Trustee in the sinking fund account for repayment of the notes. With the exception of payments required to pay interest due and payable with respect to the notes, no schedule of minimum required payments into the sinking fund account will exist. See "DESCRIPTION OF THE NOTES -- PAYMENTS OF INTEREST."

THE CONTRACT PROCEEDS, MASTER COLLECTIONS ACCOUNT AND OPERATING ACCOUNT

     We have established the master collections account, initially at Texas Community Bank, where all remittance checks, drafts and other instruments for the contracts will be deposited for collection by the financial institution as our agent. All payments made on or with respect to the lease contracts (including all portions thereof deemed to be principal or interest for tax or financial accounting purposes) will be deposited in the master collections account using code numbers assigned to individual lease contracts and separate entities to ensure proper tracing of payments. We have established the operating account, a commercial bank account we maintain for use in holding our proceeds and in paying our expenditures. Prior to the sinking fund trigger date, all funds in the master collection account will be transferred to our operating account. We may invest any funds in the operating account in investments deemed suitable under the Indenture. We intend to invest such funds daily.

     TLMI, as a party to the Indenture, has acknowledged that:

     - any collections or other proceeds from the lease contracts in our master collections account and operating account are our property;

     - any such collections or other proceeds from the lease contracts in TLMI's possession or control are held by TLMI pursuant to the Indenture as our custodian and bailee and the custodian and bailee of the Trustee; and

     - any such collections or other proceeds are subject to the security interest of the Trustee.

     Any funds in the our master collections account and operating account will be subject to the Trustee's lien and will collateralize payment of the notes. So long as the notes have not been declared due and payable as a result of an event of default and subject to the receipt by the Trustee of any required certificates, we will have the right to cause the funds contained in the operating account to be withdrawn or applied for the following purposes in the following priority:

     - first, through a direct transfer to the sinking fund account, for the payment of any interest due on the outstanding notes on each payment date;

     - second, for any amounts due the Trustee for its fees and expenses;

     - third, except during an event of default, for the payment of any such other allowed expenses as we certify to the Trustee;

     - fourth, after the sinking fund trigger date or during an event of default, for deposit to the sinking fund account for payment of the notes; and

     - fifth, prior to the sinking fund trigger date, except during an event of default, for the purchase of such additional lease contracts, as we and TLMI certified to the Trustee as being eligible under the lease contract criteria specified in the Indenture. See, THE COMPANY; Purchase of Vehicles.

     The lease contract proceeds must be sufficient to satisfy fully any application having higher priority before they may be applied to a use having a lower priority. To the extent collected funds are not needed to fund the payment on the notes, the purchase of additional lease contracts, or the payment of allowed expenses, such funds will generally remain in our operating account.

     We and TLMI will provide quarterly reports to the Trustee certifying to the Trustee the purchasing and servicing activities that have occurred in relation to the lease contracts, the amounts of allowed expenses paid from the operating account and the fact that all payments from the operating account conform with the Indenture and providing a reconciliation of deposits and withdrawals from the operating account.

     On or before the business day immediately preceding each payment date, we will cause to be transferred directly from the operating account to the sinking fund account an amount that, together with any funds in the sinking fund account, is sufficient to make all interest payments on the notes outstanding on such payment date. See "DESCRIPTION OF THE NOTES -- INTEREST PAYMENTS."

     "Allowed expenses" will be limited to:

     - the expenses and fees of the Trustee under the Indenture;

     - fees charged by TLMI under the Servicing Agreement (including the servicing fee and purchase administration fee) and under the Master Purchasing Agreement;

     - title transfer fees;

     - federal, state and local taxes (including corporate franchise taxes but excluding federal, state and local income taxes for which TLMI is responsible under a tax sharing agreement);

     - legal and accounting fees;

     - printing expenses for reports, compliance certificates and opinions required by the Indenture;

     - premiums for vehicle residual value insurance;

     - charges for vehicle warranty service contracts;

     - bank service charges and account fees, including a share of such charges and fees, if any, incurred by TLMI for the master collections account);

     - expenses of repossessing, repairing, remarketing and liquidating the vehicles (as to each vehicle, not to exceed the liquidation proceeds from the vehicle and any insurance proceeds applied to vehicle repairs or required to be refunded to Lessees).

     TLMI will pay all other general administrative and overhead expenses incurred by us. The following table summarizes our estimates of the anticipated allowed expenses, (see "PURCHASE, ACQUISITION AND COLLECTION OF
CONTRACTS -- Collection of Payments"):

                     SUMMARY OF ESTIMATED ALLOWED EXPENSES

                ALLOWED EXPENSES                                  ESTIMATED AMOUNT
                ----------------                                  ----------------
Servicing Fees
  Contract Servicing Fee (paid to TLMI).........  $20 per month per lease contract
  Purchase Administration Fee (paid to TLMI)....  $100 per lease contract purchased
License and Title Transfer Fee..................  $86.80 per lease contract
State Inspection Fee............................  $19.75 per lease contract
Documentary Fee.................................  $50.00 per lease contract
Marketing Fee (paid to TLMI)....................  57.5% of customer down payment
Trustee Fees
  Acceptance Fee................................  $6,500
  Annual Administration.........................  $7,500
  Note Payments and Registrar Services..........  $5 per year per Note
  Note Certificate Corrections..................  $10 each
  Collateral Custodial Services.................  $5 per year per lease contract plus $2.50 per acceptance or release of lease contract
Bank Fees
  Master Collections Account....................  $300 to $500 (varies with volume)
  Operating Account.............................  $2,000 per year (varies with number of transactions)
  Subscription Escrow Account...................  $1,000 per year
Legal Expenses
  Annual Attorneys' Opinion to Trustee..........  $2,500
Accounting Expenses
  Annual Audit..................................  $15,000
  Annual Tax Return.............................  $1,750
  Printing and Mailing..........................  $3,000

                ALLOWED EXPENSES                                  ESTIMATED AMOUNT
                ----------------                                  ----------------
Insurance Premiums
  Residual Value Insurance......................  $500 per year, plus 1.68% of the residual value of each Leased Vehicle (with $100 deductible for
                                                    leased vehicles)
  Contingent Liability and Physical.............  $2.00 per Leased Vehicle per month
Total Annual Servicing, Trustee, Bank, Legal,
  Accounting and Insurance Fees and Premiums....  Estimated to average (i) $279,650 (or $362 per lease contract) if the maximum amount of Notes is
                                                    sold, or (ii) $38,771 or ($775 per outstanding
                                                    lease contract) if the minimum amount of Notes
                                                    is sold
Repossession, (Remarketing, Repair and Resale)
  (to reimburse TLMI for such expenses).........  Estimated to average $100 to $400 for each repossessed Leased Vehicle, but limited to the
                                                    related liquidation or insurance proceeds
Remarketing Expenses............................  $100 to $400 for each Leased Vehicle upon expiration of the lease, but limited to the
                                                    related resale or insurance proceeds
Releasing Fee (paid to TLMI)....................  15% of the down payment by the customer (Lessee)
                                                    with respect to a new lease contract following
                                                    repossession
Federal Income Taxes............................  Varies with taxable income (maximum 35%)
Texas Corporate Franchise Taxes.................  Greater of 4.5% of taxable income and  1/4 of 1%
                                                  of taxable capital

PERFECTION OF TRUSTEE'S SECURITY INTEREST IN THE COLLATERAL

     Set forth below is a description of how each of the types of property which serves as collateral for the notes is made subject to the Trustee's pledge or security interest in favor of the note holders under applicable Texas law.

     - Vehicles. The vehicles will be automobiles or trucks subject to the Texas Transportation Code. Pursuant to Section 501.021 of the Texas Transportation Code, evidence of the Trustee's security interests against such vehicles will be evidenced by notation on a certificate of title issued by the Texas Department of Public Safety. Pursuant to the Indenture and the custodial agreement, the Trustee will maintain actual possession of such certificates of title.

     - Lease Contracts. The lease contracts will be leases of vehicles which we own. Article 9.105(a)(2) of the Texas Uniform Commercial Code ("UCC") defines such lease contracts as "chattel paper." Section 9.304(a) of the UCC provides that a security interest in chattel paper may be perfected by filing a financing statement, and Section 9.305 of the UCC provides that a security interest in chattel paper may also be perfected by the collateralized party taking possession of the chattel paper. The Trustee will file a UCC-1 financing statement with respect to the lease contracts and will maintain actual possession of the lease contracts pursuant to the Indenture and the custodial agreement.

     - Servicing Agreement. The Servicing Agreement and Master Purchasing Agreement are contractual agreements and are considered "general intangibles" under Section 9.106 of the UCC. Security interests in general intangibles are perfected by filing a financing statement. The Trustee will file a UCC-1 financing statement with respect to the Servicing Agreement and Master Purchasing Agreement.

     - Operating Account, the Master Collections Account and the Sinking Fund Account. The operating account, the master collections account and the sinking fund account are deposit accounts, and pledges of such accounts are not subject to the provisions of Article 9 of the UCC as provided in
       Section 9.104(12) of the UCC, except as provided with respect to proceeds (Section 9.306) and priorities in proceeds (Section 9.312). Perfection of a pledge of these deposit bank accounts is made pursuant to Texas common law rules covering the pledge of personal property. Pledges are made by the pledgor executing a pledge and assignment agreement in favor of the pledgee and are perfected by the pledgor notifying the depositary bank in writing of the pledge. Security interests with respect to any investments within these accounts will be subject to applicable provisions of the UCC, depending upon the types of investments. At present, the depository bank is Texas Community Bank.

     - Repossessed or Returned Vehicles. The repossessed or returned vehicles will already be subject to the lien noted on the certificates of title as described in the first point above, and the Trustee shall have actual possession of such certificates of title.

     - Proceeds. The proceeds of the items above that are subject to perfection under the UCC are subject to the provisions of Section 9.306 of the UCC, and the Trustee's lien in such proceeds is perfected by perfection of the underlying property as noted above, subject to Section 9.306 of the UCC.

     Prepayments by lease customers on the lease contracts will be treated in the same manner as collection proceeds on the lease contracts. Consequently, such prepayments may be used to purchase additional lease contracts prior to the sinking fund trigger date and will not be passed through to noteholders as principal payments.

     The following chart illustrates the flow of lease contract proceeds from the lease customers through the master collections account and operating account to the applications thereof and the priority of the various applications of such proceeds.

             FLOW OF CONTRACT PROCEEDS AND PRIORITY OF APPLICATIONS
                                  [FLOW CHART]
---------------

(1)  Priority of Monthly Proceeds Applications

     1.  Interest is paid by Trustee from transfers to the sinking fund account.

     2.  Trustee's fees and expenses are paid from the operating account.

     3.* Other allowed expenses are paid from the operating account.

     4.* A. After the sinking fund trigger date, any remaining proceeds are deposited into the sinking fund account and held by Trustee for payment of notes.

         B. Before the sinking fund trigger date, any remaining proceeds are used to purchase or acquire additional eligible lease contracts.

* Applications described in 3 and 4 above are prohibited during an Event of Default.

                                  THE COMPANY

GENERAL

  Formation

     We were incorporated in the State of Texas on May 26, 1999 and we have no material properties or assets and no operating history. We are a subsidiary of TLMI. Our principal offices are located at 5422 Alpha Road, Suite 100, Dallas, Texas 75240 and our telephone number is (972) 404-0042. As of the date of this Prospectus, Transition Leasing has two other subsidiaries -- TAF-II and Transition Auto Finance, Inc. ("TAFI"). Although TAFI no longer conducts operations, both TAF-II and TAFI were formed as single purpose auto vehicle leasing subsidiaries, just as we were. TAFI sold all of its vehicles and lease contracts to TAF-II and repaid its noteholders entirely, prior to the maturity of their notes. Both TAFI and TAF-II have made all interest payments in accordance with the terms of the notes they issued.

  The Business of the Company

     We were established for the sole purposes of:

     - purchasing vehicles from third parties (including TAF-II) and leasing them to customers pursuant to lease contracts;

     - collecting and servicing the lease contracts;

     - obtaining capital through borrowings or through sale of debt or equity securities to invest in such lease contracts;

     - remarketing the vehicles upon termination of their lease contracts; and

     - all related business activities.

     While the notes remain outstanding, we will be prohibited from engaging in any business inconsistent with the purposes set forth above and from incurring any additional indebtedness other than allowed expenses and any other amounts incurred in the ordinary course of our business.

     Pursuant to the terms of the Purchasing Agreement and the Servicing Agreement, TLMI will provide substantially all of the activities described above, other than raising capital.

     The funds necessary to purchase the lease contracts or vehicles will initially be provided from the sale of the notes offered hereby. Subject to the prior payment of interest as it becomes due upon the notes and payment of allowed expenses, the collection proceeds from the lease contracts will be used, until the sinking fund trigger date, and for so long as no event of default exists, to purchase or acquire additional lease contracts. Upon the payment in full of all principal and interest on the notes, the Trustee will release the lease contracts and the titles to the vehicles to us, and the Indenture will terminate.

     The lease contracts will relate primarily to vehicles in the middle range of the new and late model automobile market, where consumer retail prices typically range from $15,000 to $30,000. We expect that most of the lease contracts will be originated by TLMI. TLMI originates automobile lease contracts through new automobile franchise dealers, independent automobile dealers, independent leasing companies, automobile auctions, and other sources, including the internet site of its wholly-owned subsidiary, Verusauto.com. TLMI seeks to lease vehicles to individuals who do not have access to other sources of consumer credit because they do not meet the credit standards imposed by automobile retailers or banking institutions, generally because they have past credit problems or non-prime credit ratings. Frequently, the reason that such an individual may have a non-prime credit rating is that, at some time in the past, he has defaulted on one or more financial obligations, or he has filed for relief under the bankruptcy laws, or both.

     In originating the lease contracts, TLMI takes a more flexible approach and applies a more subjective analysis than those taken by traditional automobile financing sources in determining an applicant's suitability for loan approval. TLMI endeavors to determine whether the applicant's prior credit problems were a result of job displacement, financial hardship beyond the applicant's control or other circumstances that are not indicative of the applicant's current financial condition or payment performance. In addition, TLMI seeks customers that have stable employment providing regular income and possess a strong need to acquire transportation. TLMI believes that by using subjective judgment and knowledge of local conditions, it is able to profitably originate automobile lease contracts for new and late model automobiles to many consumers who would be denied approval for such leases from traditional sources. We will purchase or acquire only lease contracts that satisfy the contract criteria established in the Indenture and the Purchasing Agreement, and believe that the quality and performance of the lease contracts will be enhanced through the consistent application by TLMI of the purchasing, origination and collection criteria established in the Indenture and the Purchasing Agreement.

  Industry Overview

     United States automobile sales are estimated to be in excess of 17 million vehicles in 1999. Financing of these vehicles will consume more than $390 billion dollars, making it the largest grouping of consumer installment debt in the U.S. It is estimated that over one-third of this debt will be incurred by borrowers that have a limited credit history or past credit problems that preclude them from securing traditional sources of financing. During 1984 approximately 14.2 million passenger cars and light trucks were sold in this country. Of that total, 9.8% were leased. In 1996, 14.9 million vehicles were sold and 27% of these were leased. Leasing as an alternate method of financing vehicle purchases continues to grow and industry experts forecast that in the year 2000 one-third to one-half of all new automobiles will be leased. In an effort to maintain the number of cars sold in this country, automobile manufacturers are encouraging alternative methods of financing.

     The average price of new vehicles has continued to escalate over the past two decades, forcing drivers to devote a larger portion of their income to the purchase of automobiles. From 1975 to 1995 the average new car expenditure rose from $4,950 per vehicle to over $20,000 -- a fourfold increase. In 1975, median new vehicle expenditures were 36.1% of median average family incomes; however, in 1995, median new vehicle expenditures were 53.% of median average family incomes. Obviously, the rate of growth in consumer income is not keeping pace with the rise in automotive pricing. TLMI's management believes that this disparity will force more people to choose alternate means of financing an automobile or alter the model, style and age of the automobile they drive.

     Consumers have a variety of financing alternatives available to them to acquire the use of a new or late model automobile. These alternatives include different types of loans (including fully amortizing, balloon payment and no money down or low down payment loans and leases). The primary benefit of leasing over such alternatives is that leasing typically provides a consumer with the opportunity to acquire the use of a new or late model automobile at a lower monthly payment and initial cash outlay. On the same automobile, the monthly lease payment may be 30-40% lower than conventional financing. This encourages drivers to (i) operate newer and sometimes more expensive vehicles and (ii) to trade or lease vehicles more often. According to CNW Marketing/Research, an automobile leasing market research firm, the number of passenger automobiles and light trucks leased has increased from approximately 912,000 units in 1984 to an estimated 3.1 million units in 1994. Over the same period, leasing has increased as a percentage of comparable new vehicle deliveries from approximately 9.8% to approximately 30%.

     The increase in new automobile prices in relation to annual median family income has also significantly increased the popularity of leasing. The following table shows the relationship between the average new automobile expenditure and median family income for the periods indicated.

                                         PERCENTAGE OF
        AVERAGE NEW                     INCOME NEEDED TO
         AUTOMOBILE     MEDIAN FAMILY       PURCHASE
YEAR   EXPENDITURE(1)     INCOME(2)       AUTOMOBILES
----   --------------   -------------   ----------------
1975      $ 4,950          $13,719           36.1%
1980        7,574           21,023           36.0%
1985       12,022           27,144           44.3%
1990       16,157           33,969           47.6%
1992       18,078           35,776           50.5%
1993       19,223           36,934           53.2%
1994       19,746           37,117           53.1%
1995       20,019           37,239           53.7%

---------------

(1) Source: U.S. Department of Commerce, Bureau of Economic Analysis

(2) Source: U.S. Department of Labor Statistics.

     Leasing has now been expanded to the "Previously Owned" market as the industry deals with late model autos (i) at the end of their original lease period, (ii) designated as "Program Cars" by dealers, and (iii) recovered from financing institutions as a result of nonpayment and/or repossession. This practice has the added benefit of providing a viable market for late model cars and maintaining the residual value of such cars in the aftermarket. As the divergence of personal income and the price of automobiles continues, the market for alternative financing methods will continue to increase.

  Government Regulations

     We and TLMI are subject to regulation under federal, state and local laws and regulations concerning many aspects of their respective businesses. See "RISK FACTORS -- Effect of Government Regulation on Leasing." During the 1995 legislative session, the Texas Legislature passed legislation which significantly increased Texas regulation of motor vehicle leasing, lessors, such as us, and "lease facilitators," such as TLMI. The legislation requires lessors and lease facilitators to obtain a license from the Texas Motor Vehicle Commission. Licenses are granted only upon a showing of compliance with the legislation and the rules of the Commission adopted pursuant to the legislation. Licenses issued by the Commission are for one year, subject to renewal at the discretion of the Commission. We have filed an application with the Texas Motor Vehicle Commission to become licensed as a lessor. TLMI has been issued a license as a lessor under the legislation and, as such, TLMI is deemed to be licensed as a lease facilitator as well. We and TLMI intend to obtain any licenses that may be required in any other state where we purchase and collect lease contracts.

     The Texas legislation and the regulations adopted by the Commission impose requirements relative to the licensing process (application, maintenance and revocation), and certain record keeping and reporting requirements, including notification of changes in ownership and the closing or relocation of any licensed business location.

     The legislation prohibits or restricts the paying of fees, directly or indirectly, among automobile dealers, lessors, and lease facilitators. For example, a lessor may not pay a fee to any person for the solicitation of a prospective lessee of motor vehicles unless the person receiving the fee is a duly licensed lease facilitator. A lessor may appoint one or more duly licensed lease facilitators as we have appointed TLMI to represent the lessor and obtain lease customers.

     The Texas legislation also requires that lease contracts procured by a lease facilitator contain certain required disclosures, including notice of the complaint procedure under the Code.

     The regulations require a lessor or a lease facilitator to conduct its business from an established and permanent place of business that meets certain requirements. The regulations require a lessor or a lease facilitator to be independent of financial institutions and dealerships in such location and in business activities; however, the Texas legislation does not require a lessor to be independent of its lease facilitators. The regulations provide that upon a change in the majority ownership interest of a licensee, the license will be canceled.

     We must qualify for a license as a lessor, and, as mentioned above, we have applied for such a license. In order to qualify for such a license, we have already begun complying with the requirements of the law, including compliance with the office requirements, sign requirements, lease requirements, and record keeping requirements of the Texas legislation. We have received an opinion of counsel to the effect that the our intended method of business is in compliance with the Texas legislation. A copy of this opinion has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     While we believe that we and TLMI will be able to comply with the requirements of the Texas legislation and the regulations, we are unable to predict the extent to which the terms of future regulations promulgated by the Commission under the Texas legislation and/or the administration of the Texas legislation by the Commission will make the operation of our business and the business of TLMI significantly more difficult and/or costly or otherwise have a material adverse effect on us.

     The Federal Reserve Board has published final revisions to Regulation M, which implements the Consumer Leasing Act. New requirements under Regulation M include:

     - a uniform format for lease contracts that requires certain disclosures to be segregated in the document and written in "plain English;"

     - a calculation of the lease payments that itemizes, among other things, the gross capitalized cost of the lease, the vehicle's residual value, the rent charge and depreciation;

     - disclosure of the total amount the lessee will pay by the end of the lease; and

     - certain warnings and disclosures.

     Our management does not believe that these requirements will materially and adversely impact our or TLMI's leasing activities.

     As the Texas legislation and revised Regulation M reflect, the business of automobile leasing recently has been the subject of legislative and regulatory scrutiny, and numerous proposals are under consideration that, if enacted, would impose greater regulation and requirements on the our and TLMI's activities. See "RISK FACTORS -- Effect of Governmental Regulations on Leasing." Certain of these proposals have been prompted by consumers allegedly being charged unfair prices in leasing transactions, with inadequate disclosure of the leased vehicle prices, imputed interest rates and other charges. These proposals would require greater disclosure in leasing contracts with respect to such matters. Our management is not in a position to predict the effect of any such legislation or regulation on our activities or TLMI's activities.

PURCHASE/LEASING OF VEHICLES

  General

     Our lease contracts will be originated by TLMI under the Master Purchasing
Agreement, dated as of             , 1999 (the "Purchasing Agreement"), between
us and TLMI. A copy of the Purchasing Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. We have granted a security interest in the Purchasing Agreement to the Trustee as collateral for the notes and for our obligations under the Indenture. The discussion of the Purchasing Agreement which follows is not, and does not purport to be, complete. We encourage you to review the Purchasing Agreement.

     Pursuant to the Purchasing Agreement, we may require TLMI to use reasonable efforts to originate customers and such lease contracts or vehicles as represent a lesser amount of funds than we specify to TLMI from time to time. We will be obligated to purchase all lease contracts or vehicles originated by

TLMI which satisfy the lease contract and customer criteria set forth in the Purchasing Agreement, subject only to the funds limit that we specify to TLMI. TLMI will originate customers and lease contracts, will purchase vehicles from new automobile franchise dealers, independent automobile dealers and independent leasing companies and will manage the lease contracts through their termination.

  Lease Contract and Credit Criteria

     We have developed criteria as to the price, down payment, and length of lease term for the lease contracts and make of the vehicles to qualify for purchase or acquisition. We believe that the most significant of these criteria, in general, are as follows:

     - The lease contracts generally should have original terms that are typically 36 months but may not be more than 48 months;

     - The customers will be required to make a down payment of not less than 15% of the purchase price of the vehicle and if the vehicle is four model years old, the required down payment will be at least 25% of the vehicle's purchase price;

     - The customers must have supplied certain credit information, and credit verification procedures must have been performed by TLMI in a manner commensurate with standard industry practice;

     - The customer's monthly lease payments must have been determined using an implicit annual interest ranging from 16% to 18% of the net capitalized cost of the vehicle less the customer's down payment.

     We have established certain credit information and criteria to be satisfied by each customer. We believe that the most significant of these criteria, in general, are as follows:

     - Verifiable home telephone number in customer's residence;

     - Residence: (1) Evidence of purchase, lease, or rental agreement in customer's name; or

                    (2) Stability -- review time at last two addresses, as well as time in area;

     - Employment: At least one year with last two employers;

     - Verifiable income (check stub, W-2, 1099, tax return, or bank statements);

     - Customer's net disposable income generally at least 2.5 times total monthly debt service (home, car, etc.);

     - References: (1) Five relatives; and

                     (2) Five personal;

     - Valid driver's license;

     - Any previous bankruptcy must have been discharged, or if open, need letter of permission from bankruptcy Trustee; and

     - Certain exceptions for first time automobile "buyers" are permitted.

     To verify the foregoing information, TLMI will obtain a copy of the credit application executed by the customer, which application should contain the necessary information to verify by telephone or otherwise the customer's addresses, employment and personal references and authorization to obtain a credit report from a credit reporting agency.

     The Purchasing Agreement and the Indenture mandate that contracts and lease customers meet the criteria specified above. If TLMI fails to comply with these criteria, we have the right to terminate the Purchasing Agreement and we could appoint another agent to provide the purchasing services; however, as we are a wholly-owned subsidiary of TLMI, it is not likely that we would terminate the Purchasing Agreement. If we suffer a default under the Indenture, the Trustee may, or at the direction of the holders of notes representing 25% of the aggregate principal amount of the outstanding notes will require us to terminate the Purchasing Agreement. The Purchasing Agreement allows TLMI to contract with industry-qualified third parties to perform its obligations thereunder. The performance by any third party will not relieve TLMI from liability for its obligations under the Purchasing Agreement.

     The Purchasing Agreement and the Indenture require us and TLMI to make certain representations, warranties and covenants with respect to any lease contracts to be purchased or acquired, including, the following:

     - the conformity of each lease contract with federal, state and local laws;

     - our compliance in all material respects with federal, state and local laws;

     - the validity and enforceability of the lease contract and the security interest created thereby in the vehicle.

     If any of such representations or warranties is discovered to have been incorrect in any material respect with regard to a given lease contract, TLMI is required to cure the defect or purchase the impaired lease contract from us.

  Vehicle Purchase Price

     The purchase price which we will pay for any vehicle acquired from independent parties will vary generally with the method by which the lease customer is introduced to TLMI. If dealers or leasing companies introduce the lease customer to TLMI, the purchase price will generally be equal to 95% of manufacturer's suggested retail price ("MSRP"). If the customer is generated by TLMI's in-house marketing staff, the purchase price will generally be less than 95% of MSRP. We will pay to TLMI a marketing fee, a purchase administration fee and a documentary fee with respect to each lease contract. See, "PAYMENTS TO TLMI," below.

     The purchase price which we will pay for any vehicle and lease contract acquired from TAF-II will equal the sum of (i) the depreciated value of the vehicle as of the date of our purchase plus (ii) 57.5% of the down payment received by TAF-II from the lease customer when TAF-II acquired and leased such vehicle -- this payment has the effect of reimbursing the marketing fee paid by TAF-II to TLMI. The depreciated value will be calculated by amortizing over the term of the lease the difference between (A) 120% of the actual purchase price TAF-II paid for the vehicle, less the lease customer's down payment and (B) TAF-II's estimate, at lease inception, of the vehicle's residual value at the expiration of the lease contract. We will pay TLMI a purchase administration fee and a documentary fee with respect to each vehicle related lease contract purchased from TAF-II.

     We anticipate that we will not purchase a vehicle from TAF-II unless we have substantial funds in our operating account and TLMI is experiencing difficulty in originating lease contracts in sufficient numbers to fully utilize such funds. The vehicles that may be purchased from TAF-II will be selected according to the date purchased by TAF-II on a first-in, first-out basis, meaning that we will purchase those vehicles and lease contracts which were the earliest acquired by TAF-II. We will not purchase a vehicle if its related lease contract, at the time of our contemplated purchase, is in default.

  Down Payment and Monthly Lease Payment

     We will require the customer to make a down payment to us of not less than 15% of the purchase price of the vehicle. If the vehicle is four model years old, we will require the customer to make a down payment of not less than 25% of the vehicle's purchase price. The customer's monthly lease payment will be computed by applying an implicit interest rate factor of 16% to 18% per annum to an adjusted purchase price equal to 120% of the purchase price for the vehicle, less the amount of the customer's down payment. The lease payment is designed, among other things, to recover the vehicle's depreciation in value over the term of the lease. We calculate this depreciation by amortizing over the term of the lease, the difference between the estimated residual value of the vehicle at the expiration of the lease term, see "THE COMPANY; REMARKETING," and the vehicle's adjusted purchase price.

  Warranty and Vehicle Insurance

     To insure that all our vehicles are maintained to factory specifications, we will require that all vehicles be covered by a warranty for the complete duration of the vehicle's lease contract. In the event that the manufacturer's warranty is insufficient to cover both the term and anticipated mileage, the customer is required to purchase an extended warranty to protect the vehicle.

     Although most state laws, including Texas law, mandate that owners maintain liability insurance for damages arising from their use of a motor vehicle, the owners of the vehicles may not be required to maintain physical damage insurance. We will require lessees under our lease contracts to purchase both liability coverage and physical damage coverage. However, we also will maintain vehicle single interest insurance that will insure the Company against liability and physical insurance for damages arising from a customer's use of a vehicle in the event that the customer's coverage lapses or is inadequate. The making of significant claims against the Company's policy could result in the non-renewal of such policy, which could have a material adverse effect on the Company. In addition, the Company will be named as a loss payee under the lessee's automobile insurance policy.

  Residual Value and Residual Value Insurance

     A residual value is the value of a given vehicle upon expiration of its lease contract. When we lease a vehicle, we review the Automotive Lease Guide to determine the estimated value for the specific vehicle upon expiration of the lease contract (typically 36 months). This figure represents the residual value, and the amount of the premium for the residual value insurance coverage we buy is the residual value multiplied by .0168. For example, the residual value premium for a vehicle with a residual value of $10,000 is $10,000 X .0168, or a one-time premium of $168. If the vehicle does not have a wholesale value at the end of the lease contract equal to or more than the residual value (in this example, $10,000), the insurance company will pay to us the difference between the residual value and the actual wholesale value, (less a $100 deductible) UNLESS such difference is the result of excessive mileage, excess wear and tear, damage, and/or lease termination expenses. Coverage for each vehicle will continue until it is disposed of. See "RISK FACTOR -- Subjective Determination of Residual Value; Limitation on Protection Provided by Residual Value Insurance; Reliance on Remarketing to Satisfy Residual Obligation."

     We estimate the residual value of a vehicle at the inception of its lease contract and incorporate it into our lease payment calculations so as to recover the diminution in value from lease inception until expiration. Put another way, the lease terms are intended to amortize the vehicle's depreciation expected to occur over the term of the lease contract. Because we calculate this depreciation using an initial value which is 120% of the actual purchase price of the vehicle less the customer's down payment, we expect that, upon the expiration of a lease contract, the actual residual value of such vehicle will be more than our cost basis, even after adjustment for capital costs. If our expectation is correct, we believe that upon expiration of the contract, we can sell the vehicle for a profit equivalent to the difference between the actual market value and our cost basis. It has been TLMI's experience that profitable resales are possible even when a contract is terminated prior to its expiration. TLMI's experience in such matters is, of course, limited.

     Our analysis has shown that mileage is the primary factor in determining a vehicle's residual value. By imposing mileage limitations and monitoring the customer's compliance, we can establish accurate residual value estimates. The process of establishing mileage limits begins during the personal interview with the candidate. The goal is to establish an understanding of the candidate's driving needs, distance to work, personal use, and other factors for determining estimated annual mileage.

     If this estimate exceeds the standard 15,000 miles per year limitation, the terms of the contract are modified and payments are increased to accommodate additional use. To monitor the customer's compliance with the terms of the customer's contract, we require the customer to bring the vehicle to a TLMI office for an annual inspection and to receive the current year registration sticker. If the inspection discloses excess mileage, the customer must then pay 15 cents per excess mile to offset the decline in the vehicle's value. In addition, TLMI may elect to revise the terms of the contract (and thereby increase the customer's payment) to avoid reoccurrence. TLMI will also review the vehicle for damage and, if any damage is found, will take the actions necessary, including a fine or repossession.

     An accurate prediction of residual value is important. If overstated, the scheduled lease payments may not fully recompense us for the vehicle's depreciation over the life of the lease contract and, if understated, may put us at a competitive disadvantage with other sources of vehicle leasing or financing. Moreover, inaccurate estimates may impact dramatically upon the decision of a customer to exercise his option to acquire the leased vehicle at the residual value upon expiration of the contract. See, "REMARKETING." In determining the expected residual value of a vehicle, we use guides and estimates of residual values that are widely accepted in the car leasing industry but there can be no assurances that such guides and estimates will be accurate predictors of the actual residual value we might realize upon our regaining possession of the vehicle.

     To date, TLMI's experience with respect to its estimation of residual values has been limited largely to repossession and early termination. Generally, vehicles returned upon expiration of their lease have been re-marketed in transactions which have produced net cash gains to the subsidiary which owned the vehicles. The number of such lease contracts has been limited, however, and there can be no assurances that our experience will be similar to that of TLMI or its other subsidiaries. With respect to early termination of lease contracts and repossessions of vehicles, TLMI's experience, generally, has validated the inputs we anticipate using to estimate residual values. Our experience indicates that much of the actual vehicle depreciation occurs in the early periods of the contracts. Termination or repossession which occurs relatively early in the term of a contract will subject us to a greater possibility that the payments under the defaulted contract will not have fully amortized the depreciation, and that the vehicle will be remarketed at a loss. Remarketing losses have the immediate effect of diminishing the collateral securing the repayment of the notes (although the remarketing losses would have to increase significantly over those experienced to date to cause a default on the notes) and the longer term effect of diminishing the aggregate residual value we might realize.

     We intend to purchase and maintain a residual value insurance policy issued by an insurer rated A by A.M. Best, in order to provide us with certain limited protection in case proceeds from the remarketing of off-lease vehicles are not sufficient to recover at least the residual value of the remarketed vehicles. The purpose of the policy is to protect us if there is a dramatic downturn in the market value of a specific vehicle model. An example of such a market development for a specific vehicle is the Audi 5000, which precipitously lost value when information of its perceived "sudden acceleration" problems was widely disseminated. Other examples are the VW diesel Rabbit and the Cadillac diesel. The residual insurance policy will not protect us against loss due to excessive mileage, excessive wear and tear, damage, and lease termination expenses on any specific vehicle or contract.

  Payments to TLMI

     In connection with each vehicle whose lease contract is originated by TLMI, without regard to the means by which the lease customer came to TLMI, we will pay TLMI (A) a marketing fee of 57.5% of a customer's down payment to us, (B) a purchase administration fee equal to $100 and (C) a documentary fee equal to $50. We will use that portion of the customer's down payment remaining after payment of the marketing fee, the purchase administration fee and the documentary fee to pay a portion of the vehicle's purchase price.

     Each marketing fee is payable at inception of the lease contract. The purchase administration fees and the documentary fees generally will be accumulated by us and paid in a single payment each month to TLMI; they are intended to compensate and reimburse TLMI for administering the purchase of the lease contracts, including receipt and approval of dealer drafts and lease contract transfer documents, monitoring compliance with purchase criteria, preparing, organizing and delivering certificates, UCC financing statements and other documents to the Trustee, creation of lease contract files, communications with dealers and independent leasing companies, and other related activities.

     Under the Indenture, our payment to TLMI of the purchase administration fee is subject to the prior payment of any amounts owing on the notes or to the Trustee.

COLLECTION AND SERVICING OF CONTRACTS

     Our lease contracts will serviced by TLMI under the Servicing Agreement,
dated as of             , 1999 (the "Servicing Agreement"), between us and TLMI.
A copy of the Servicing Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. We have granted a security interest in the Servicing Agreement to the Trustee as collateral for the notes and for our obligations under the Indenture. The discussions of the Servicing Agreement which follows are not, and do not purport to be, complete. We encourage you to review the Servicing Agreement.

     Under the Servicing Agreement, TLMI is obligated to use its own discretion, subject to the requirement that it use the same care and apply the same policies that it would exercise if it owned the lease contracts, in the management, administration and collection of the lease contracts and to bear all costs and expenses incurred in connection therewith.

     Collections. TLMI will be responsible for administering the collection of the lease contracts, including collecting and posting all payments. All lease customers will be requested, through correspondence and delivery of payment books or monthly statements, to remit payments under their lease contracts directly to the master collection account. TLMI has also agreed to deposit in the master collections account any payment proceeds received directly by TLMI with respect to the lease contracts, including any proceeds from resales of returned or repossessed vehicles and any recoveries from insurance claims on vehicles. The Indenture requires us to transfer at least weekly, from the master collections account to the operating account, all of the funds in the master collections account.

     TLMI generally will contact any customer on a past due lease contract within fifteen (15) days after the payment due date. Any material extensions, modifications or acceptances of partial payments by customers, and any related necessary lease contract amendments or default waivers must be approved by the Chief Credit Officer or President of TLMI. TLMI is also required to document the reasons for each charge off of any material unpaid amount from a customer under any lease contract. See, "-- Lease Defaults and Repossession," below.

     Servicing. Among its obligations under the terms of the Servicing Agreement, TLMI will be responsible for:

     - responding to inquiries of customers on the lease contracts,

     - investigating delinquencies,

     - sending payment coupons to customers,

     - reporting any required tax information to customers,

     - paying costs of collections

     - policing the vehicles

     - furnishing monthly and annual statements to us and the Trustee with respect to collections and proceeds

     - generating certain information necessary to permit the Company to prepare its required federal and state income tax returns

     - coordinating the repossession, remarketing, repair and sale of any vehicle.

     TLMI will instruct the Dallas County Tax Assessor/Collector to remit vehicle license renewal stickers to TLMI, as opposed to the lease customers. TLMI will require a customer to appear at TLMI's offices to collect the licence renewal sticker, at which time a representative of TLMI will inspect the vehicle for damage or excess mileage and collect any reimbursement for such damage or excess mileage, as well as the license renewal fees. See "PURCHASE OF
VEHICLES -- Residual Value and Residual Value Insurance."

     Lease Defaults and Repossession. We anticipate that we will maximize our return by continuing to collect installments on the lease contract, despite a missed installment by the customer, in lieu of repossessing the vehicle. A customer's failure to make any payments for more than 30 days will, however, generally cause us to commence a repossession action. By paying his current payment and his past due payment plus repossession charges, the customer may be allowed to retain his vehicle pursuant to the lease contract. If default occurs a second time, the vehicle will be repossessed without further opportunity for the customer to cure the default under the lease contract and retain possession of the vehicle, unless otherwise required by applicable law.

     Upon repossession, TLMI will either re-lease the vehicle or sell the vehicle at wholesale at an automobile auction and use the proceeds thereof to arrange for the purchase and lease of another vehicle. See "THE COMPANY; REMARKETING." If a vehicle is re-leased, we will pay to TLMI a marketing fee. See. "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS; ACQUISITION; Payments to TLMI."

     TLMI has agreed to repurchase from us any vehicle which is the subject of a lease contract in default if the vehicle has not been re-leased or wholesaled within two months following the default. The purchase price for any such vehicle will be the purchase price we originally paid for the vehicle (plus applicable sales tax and title transfer and license plate fees) minus (i) 42.5% of the down payment made by the customer (which is that portion of the down payment not paid to TLMI as the marketing fee) and (ii) any monthly lease payments we have received under such defaulted lease contract. We do not expect TLMI to have to purchase a significant number of vehicles under this repurchase obligation but we can offer you no assurances that TLMI will have the financial resources to honor this repurchase obligation if a substantial number of our lease contracts should come into default.

     TLMI is required to deliver us a report certifying that all lease contracts managed by TLMI were serviced in material accordance with the servicing agreement and that TLMI is not in default under the Servicing Agreement. The report also will contain collection information on each lease contract since the date of the last such report and a reconciliation of the deposits into and withdrawals from our operating account. If TLMI fails to service and collect amounts due from the customers in accordance with the servicing criteria established by the servicing agreement or if certain bankruptcy or insolvency proceedings occur, we have the right to terminate all rights and obligations of TLMI under the Servicing Agreement and to transfer servicing rights to a successor servicer. As we are a wholly-owned subsidiary of the TLMI and we have common management, it is unlikely that we will exercise our right to terminate TLMI's rights and obligations under the Servicing Agreement. See
"MANAGEMENT -- Certain Relationship and Related Transactions." Under the Indenture, during the continuance of a default by TLMI of any of its material obligations under the servicing agreement or the Indenture, the Trustee or holders of at least 25% of the aggregate principal amount of the outstanding notes have the right to compel us to terminate the rights and obligations of TLMI under the Servicing Agreement.

  Payments to TLMI.

     TLMI is entitled under the Servicing Agreement to receive a fee of $20 per month per outstanding lease contract that has not been assigned for repossession. (Servicing Agreement, Section 3.) The servicing fee is intended to compensate and reimburse TLMI for providing the services required of it thereunder.

     Under the Indenture, TLMI will also be entitled to reimbursement, as an allowed expense, of the expenses it incurs in the repossession, remarketing, repair and sale of any vehicle to the extent of the related proceeds from its sale or from any recovery on a related insurance policy. (Servicing Agreement, Section 5.J.)

     Under the Indenture, our payment to TLMI of the servicing fee is subject to the prior payment of any amounts owing on the notes or to the Trustee. (Indenture, Section 4.2.)

REMARKETING

     TLMI will remarket for us each vehicle at the end of its scheduled lease term or in connection with early termination of any lease contract. These remarketing efforts may produce income to us to the extent that vehicle disposition proceeds exceed, in the aggregate, our cost basis in the remarketed vehicles.

     TLMI will first remarket the vehicles to the original customers or to other related parties brought to the attention of TLMI by the lease customer (e.g., family members, friends, etc.). TLMI will commence its remarketing efforts approximately four months prior to the end of the scheduled contract term. At that time, the lease customer will be contacted by a member of the remarketing department to explain the customer's options upon termination. The lease customer's options will be to buy the vehicle, extend the lease contract or return the vehicle to us. Generally, under the lease contracts, the lease customer will have an option to purchase the vehicle at the end of the scheduled lease term for a purchase price determined at inception of the lease contract. A lease customer generally will purchase the vehicle it has leased if the fixed purchase price is less than its actual fair market value and will return the vehicle to us if the fixed purchase price is in excess of the actual fair market value. Thus, it is unlikely that we will ever be able to effect a sale of a vehicle, either to the current lessee or to a third party, for any amount substantially in excess of the fixed price in the lease contract.

     If a vehicle is returned to us at the end of the scheduled lease contract term, the vehicle will be inspected for excessive wear and mileage over that permitted under the lease contract and the customer will be billed accordingly. TLMI then will generally sell the vehicle on our behalf at wholesale through regional auctions.

TLMI

     We expect that substantially all of the lease contracts that we will purchase or acquire will be originated by TLMI, our sole shareholder. TLMI was founded on October 17, 1994, to lease new and late model automobiles with factory warranties or extended warranty service contracts that extend to the termination of their respective lease contracts. TLMI is in the process of forming two subsidiaries to further its lease origination efforts. The first of these subsidiaries is to be a Louisiana limited liability company, which will originate lease customers and leases in Louisiana. The Louisiana subsidiary will provide the same origination, leasing and servicing services in Louisiana as TLMI provides in Texas. As with TLMI, we will purchase the vehicles and enter into leases with the customers in our name. The second subsidiary, named Verusauto.com, Inc., is to be a Texas corporation and will be organized to originate customers and lease opportunities via the Internet. This subsidiary, which will originate lease customers only via the Internet, will purchase cars and execute leases in its own name and then, if the customer and lease fit our lease contract and purchasing criteria, we will purchase the vehicle and the lease contract from Verusauto.com, Inc. We will pay Verusauto.com, Inc., a price equal to the vehicle purchase price paid by Verusauto.com, Inc. to the vehicle dealer, less 42.5 % of the lease customer's down payment to Verusauto.com, Inc., plus a purchase administration fee and documentary fee totaling $150. In this fashion, we will pay, on a net basis, exactly what we would have paid to TLMI had TLMI originated the lease customer for us and had we paid the vehicle purchase price directly to the vehicle dealer and the marketing fee to TLMI. TLMI is engaged in the business of leasing such automobiles to individuals who do not have access to other sources because they do not meet the credit standards imposed by automobile retailers or banking institutions, generally because these individuals have past credit problems or non-prime credit ratings.

     In leasing automobiles to its customers, TLMI first determines the dollar amount that the customer is able to pay on a monthly basis, and then assists the customer in selecting an automobile within his price range. After an automobile has been selected by the customer, TLMI arranges for the purchase of the automobile and the entering into of a lease with the customer (i.e., the lessee) with respect to the automobile.

     TLMI has determined that, once TLMI has fully invested its funds in vehicles and leases, any lease contracts originated by TLMI that satisfy our purchase criteria will be made available to the us, to the extent that funds are available for such purchases and subject to the right of TAF-II to acquire vehicles and lease contracts with proceeds that TAF-II realizes from repossessions and prepayments. See "RISK FACTORS -- Conflicts of Interest" and "MANAGEMENT -- Certain Relationships and Related Transactions."

                               SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of May 31, 1999, relating to the beneficial ownership of our Common Stock by any person or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), whom we know to own beneficially 5% or more of our outstanding shares of Common Stock, (B) each of our officers or directors and (C) all of our officers and directors as a group. Except as otherwise indicated, we believe that each of the persons named below possesses sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person.

                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)

NAME OF DIRECTOR OR EXECUTIVE                                 NUMBER OF SHARES
OFFICER OR NAME OF BENEFICIAL OWNER                             OUTSTANDING      PERCENTAGE OF CLASS
-----------------------------------                           ----------------   -------------------
TLMI Management, Inc........................................       1,000(2)              100%
5422 Alpha Road, Suite 100
Dallas, Texas 75240
Kenneth C. Lowe.............................................           0(2)                0
Terry Scharig...............................................           0                   0
Randall K. Lowe.............................................           0                   0
Brian Alexander.............................................           0                   0
Kevin Kane..................................................           0                   0
All current officers and directors as a group (5 persons)...           0(2)                0

---------------

(1) The information as to beneficial ownership of Common Stock has been furnished by the respective shareholders, directors and officers of the Company.

(2) The directors of TLMI could be deemed to share voting and investment powers over the shares of Common Stock owned of record by TLMI. The sole director of TLMI is Kenneth C. Lowe. The sole owners of the common stock of TLMI are Kenneth C. Lowe and Randall K. Lowe. TLMI has a number of preferred shareholders, who have limited voting rights and who may convert their preferred shares into shares of TLMI common stock. The preferred shareholders, on a fully diluted basis, will not own more than 20% of TLMI's voting securities.

                                   MANAGEMENT

BUSINESS BACKGROUND AND EXPERIENCE

     The names, ages, backgrounds and principal occupations of our directors and executive officers are set forth below:

     Kenneth C. "Ken" Lowe, age 63, has served as our sole director, President and Secretary since our inception. Mr. Lowe has served as a director, Vice President and Secretary of TLMI from October 1994 until July 1996 and as a director, President and Secretary of TLMI since July 1996. Since 1993, Mr. Lowe has been Vice President of Young & Lowe, Inc., a private investment banking firm. From 1990 to 1992, Mr. Lowe was President of Custom Data Services, a company that specialized in financial data processing and from 1988 to 1990, Mr. Lowe was President of Westside Communications, which provided telephone equipment service to commercial customers. Mr. Lowe has a Master's of Business Administration from Southern Methodist University and over 20 years of experience in investment banking.

     Terry Scharig, age 43, has served as our Vice President since inception and as Vice President of TLMI since April 1998. From 1994 to 1997 Mr. Scharig was employed by CKS Securities as a wholesaler of syndicated public offerings. From 1985 to 1994 Mr. Scharig was employed by A.B. Culbertson Company as a licensed representative specializing in the sale of fixed income securities. Mr. Scharig holds a Bachelors Degree of Science from Kansas State University.

     Randall K. Lowe, age 30, has served as our Vice President since our inception and Vice President of TLMI since July 1998. Prior to joining the Company and since 1994, Mr. Lowe served as a credit analyst for Bank One in New Orleans, Louisiana and Dallas, Texas. From 1991 to 1994 Mr. Lowe was a credit analyst and branch office manager for Whitney National Bank, N.A. in New Orleans. Mr. Lowe holds a Bachelor of Science degree from Tulane University. Randall Lowe is the son of Ken Lowe.

     Brian Alexander, age 51, joined our Company in May 1999 and serves as Controller and Chief Accounting Officer. Prior to joining the Company, Mr. Alexander was Finance and Administration Manager for Cue Energy Indonesia Pty Ltd. -- Jakarta, Indonesia from 1997 to 1999. From 1984 to 1997, Mr. Alexander was Systems Administrator for Santa Fe Energy Resources in Jakarta, Indonesia. Mr. Alexander has a Bachelor of Science degree from the University of Arkansas.

     Kevin Kane, age 31, joined our Company in May 1999 as a Vice President and branch office manager in New Orleans, Louisiana which will open in July 1999. From 1993 to 1997, Mr. Kane was with Merrill Lynch and Company in New York in their Litigation and Compliance Department. Mr. Kane is a graduate of Tulane University and Loyola Law School and is a member of the New York State Bar.

     Except as disclosed above, there are no family relationships among our directors and any of our executive officers. Except as disclosed above, none of our directors hold any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

INDEMNIFICATION

     Our Articles of Incorporation provide that, to the fullest extent permitted by Texas law, our directors and former directors shall not be liable to us or our shareholders for monetary damages occurring in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of our director or which involve intentional misconduct or a knowing violation of law,
(iii) for transactions from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director's office or (iv) for acts or omissions for which the liability of a director is expressly provided by law.
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     Our Articles of Incorporation and Bylaws grant mandatory indemnification to directors and officers to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify a director or officer who was, is or is threatened to be, made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify an officer or director in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     TLMI owns 100% of our Common Stock. Our officers are also officers of TLMI. Mr. Kenneth Lowe is President and Secretary and a director of TLMI and a director, the President, Chief Financial Officer and Secretary of our company and TAF-II. These officers will devote as much of their time to our business as, in their judgment, is reasonably required. We have real and ongoing conflicts of interest with TAF-II and TLMI in allocating management time, services, overhead and functions among ourselves, TAF-II and TLMI. Management of TAF-II and TLMI intends to resolve any such conflicts in a manner that is fair and equitable to us. However, there can be no assurance that TLMI will not form additional subsidiaries engaged in the same business as us or that any particular conflict may be resolved in a manner that does not adversely affect you. Neither TAF-II nor TLMI has guaranteed or is otherwise liable for our debts and liabilities.

     Under the terms of the Servicing Agreement and the Purchasing Agreement, TLMI will be paid various fees and be entitled to reimbursement for its expenses incurred in connection with the repossession, remarketing, repair and resale of vehicles out of the proceeds from such resales. The terms of the Servicing Agreement and the Purchasing Agreement were not negotiated at arm's-length but were determined unilaterally by the management of TLMI. Thus, there are real and ongoing conflicts of interest with respect to these agreements. We did not and do not intend to seek competitive bids from other providers of lease purchasing, administration and collection services. There has been no independent determination of the fairness and reasonableness of the terms of these transactions and relationships. Thus, there is no assurance that such services could not have been obtained from an unaffiliated third party in arm's-length negotiations on terms more favorable to us.

     We may purchase vehicles and the lease contracts related thereto from TAF-II if we have substantial funds in our operating account and TLMI is experiencing difficulty originating sufficient lease contracts to fully utilize such funds. The terms under which we will purchase the TAF-II lease contracts have not been negotiated at arm's-length but have been determined by a formula created unilaterally by TLMI. For more information, see "THE COMPANY; PURCHASE OF CONTRACTS." We will not purchase any TAF-II lease contracts if only the minimum gross offering proceeds ($250,000) are raised.

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

     In addition, the terms of the new lease contracts to be originated by TLMI will not have been negotiated at arm's-length but will be determined unilaterally by TLMI. TLMI will receive 57.5% of each customer's down payment as a marketing fee.

     TLMI currently provides purchase and collection services for TAF-II, but does not provide such services to any other party, including affiliates. TLMI, however, may agree in the future, to purchase and service lease contracts for itself, its affiliates and other unrelated parties. We have the right to purchase additional lease contracts originated by TLMI from the net collection proceeds on our existing lease contracts until the earlier of the sinking fund trigger date or an event of default under the Indenture. Management of TLMI will have real and ongoing conflicts of interest in deciding whether to make available to us any automobile lease contracts that it originates or to retain or acquire the contracts for its own benefit or for the benefit of affiliated parties, including future subsidiaries to be engaged in the vehicle leasing business. TLMI has determined that, once TLMI has fully invested its funds in vehicles and leases, all vehicle lease contracts purchased or originated by it that satisfy our contract criteria will be made available to us, to the extent that we have funds available for such purchases, subject only to right of TAF-II to acquire vehicle lease contracts and vehicles with proceeds from repossession of its leased vehicles or prepayments of its lease contracts. See "RISK
FACTORS -- Potential Conflicts of Interest."

     We will use up to 1.5% of the gross proceeds from the sale of the notes to reimburse TLMI, our parent, for offering and organizational expenses paid by it. The maximum reimbursement will range from $3,750 for the minimum offering of $250,000 to $300,000 for the maximum offering of $20,000,000. TLMI has agreed to pay such expenses to the extent they exceed 1.5% of the gross proceeds from the sale of the notes. It is expected that such expenses will exceed 1.5% of the gross proceeds from the sale of the notes, only if the aggregate gross proceeds from sale of the notes are less than $10,000,000.

     We believe that the transactions between us and TLMI, including the marketing fee and other fees to be paid to TLMI, are reasonable, based on comparable fees paid to lease brokers (or facilitators) in automobile leasing transactions involving customers with non-prime credit ratings. The amount of fees payable to TLMI may not be increased without the consent of holders of at least 75% of the aggregate principal amount of the notes (excluding notes we hold or that are held by our affiliates). See "ADDITIONAL INDENTURE
PROVISIONS -- Modification of Indenture" and "RISK FACTORS -- Potential Conflicts of Interest" for additional information.

     We have joined in a tax sharing agreement with TLMI. In general, under the terms of this agreement, TLMI is responsible for making all payments of federal income taxes due with respect to itself and its subsidiaries to the Internal Revenue Service and all payments of state and local consolidated, combined and unitary income taxes to the applicable state and local authorities. "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- FEDERAL INCOME TAX LIABILITIES OF US AND TLMI." Under applicable federal tax laws, however, if TLMI fails to make such payments of tax, the subsidiaries, including us, would be responsible for making such payments. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Uncertain Federal Income Tax Liability of the Company and TLMI."

     We have adopted a policy pursuant to which we will not make loans to officers, directors, stockholders or affiliates of such persons.

     All ongoing and future transactions with our affiliates will be entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and must be approved by a majority of our directors.

                                   LITIGATION

     Neither we nor TLMI is the subject of any pending litigation.

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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

GENERAL

     As of the date hereof, we have had no operating history. The net proceeds of the sale of the notes will be employed to purchase vehicles and lease contracts. See "USE OF PROCEEDS." While the notes remain outstanding, we will be prohibited from engaging in any business other than the purchase or other acquisition of vehicles and lease contracts, collection and servicing of the lease contracts (including possession and resale of the vehicles) and the remarketing of the vehicles upon termination of the lease contracts, and from incurring any additional indebtedness other than allowed expenses and any other amounts incurred in the ordinary course of our business. See, "THE COMPANY; GENERAL; The Business of the Company."

     Our use of the net collection proceeds from the lease contracts will be restricted to payments on the notes and, so long as we are not in default under the Indenture, to payments of allowed expenses and, until the sinking fund trigger date, to the purchase or acquisition of additional eligible lease contracts. See "COLLATERAL FOR THE NOTES -- The Lease Contract Proceeds and Operating Account."

CAPITAL RESOURCES AND LIQUIDITY

     Our primary sources of funds for repayment of the notes will be proceeds from the lease contracts, any income on the reinvestment of such proceeds, and any proceeds from sale or refinancing of the remaining lease contracts at the maturity of the notes. We do not have, nor are we expected to have in the future, any significant source of capital for payment of the notes and our expenses other than such sources. Payment of the principal or interest on the notes is not guaranteed by any other person or entity. See "RISK
FACTORS -- Limited Assets; Single Purpose Nature." Although our management believes that we will realize sufficient proceeds from the foregoing sources to pay all installments of interest when due on the notes and to satisfy the principal amount of the notes in full prior to or at maturity, there can be no assurance that such sources will be sufficient to repay the notes in full. Moreover, management's belief is based on a number of assumptions, believed by management to be reasonable. Should any of such assumptions prove to be inaccurate, it could have a material adverse effect on our ability to pay the notes in accordance with their terms.

     We intend to use at least 90% of the gross proceeds from the sale of notes to purchase or acquire vehicles or lease contracts, which may include the purchase from time to time of certain of the vehicles and related lease contracts from TAF-II, one of our affiliates. We expect that substantially all lease contracts and vehicles will be acquired in transactions originated by TLMI. None of the offering proceeds will be used to pay interest on the notes. Any cash proceeds from existing lease contracts in excess of interest payments and payments of allowed expenses will be reinvested in the purchase of additional vehicles and the entering into of related lease contracts prior to the sinking fund trigger date, thereby causing the total amount of funds invested in the lease contracts to exceed the amount of the proceeds from the sale of notes. We believe that by purchasing and acquiring lease contracts that meet the lease contract criteria, the total future installments required to be paid under the lease contracts should be greater than the outstanding principal of the notes. All of the vehicles and lease contracts purchased or acquired with proceeds from the sale of the notes or with the collection proceeds from previously purchased or acquired lease contracts will serve as collateral for the notes.

     We believe that the amount of the collateral for the notes will increase until the sinking fund trigger date. As a result of our reinvestment of the net collection proceeds from existing lease contracts, after deduction for payments of interest and allowed expenses, in additional lease contracts, we believe that the ratio of the total unpaid installments of the lease contracts securing the notes to the aggregate principal of the outstanding notes will generally increase until the sinking fund trigger date.

     The foregoing paragraph contains forward-looking information that is based on a number of assumptions and these assumptions include certain risks and uncertainties. A principal risk is that we have had no operations to date, and TLMI, our parent, which is responsible for the acquisition and servicing of
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

our lease contracts, has limited operating history to date upon which to base these assumptions. Other risks and uncertainties are set forth under the caption "RISK FACTORS" elsewhere in this Prospectus. A variation in any single assumption could materially alter our ability to cover the allowed expenses and pay all principal and interest due on the notes. There is no assurance that these assumptions, including, without limitation, the expected implicit interest rate of 18% per annum with respect to the lease contracts, will be achieved. Accordingly, our ability to cover the allowed expenses and pay all principal and interest on the notes may differ materially from this forward-looking information.

                        ADDITIONAL INDENTURE PROVISIONS

     The following material describes certain provisions of the Indenture. Certain provisions of the Indenture are also described under "DESCRIPTION OF THE NOTES" and "COLLATERAL FOR THE NOTES." The descriptions are complete. We strongly recommend that you review the Indenture. See, "WHERE YOU CAN GET MORE INFORMATION."

MODIFICATION OF INDENTURE

     With the consent of the holders of at least a majority of the aggregate principal amount of the outstanding notes, the Trustee can agree with us to amend or supplement the Indenture or the notes, except as provided below. We will mail notice of any such amendment of the Indenture or the notes to all holders of the notes promptly after the effectiveness thereof. Without the consent of the holder of each outstanding note affected, however, no amendment to the Indenture or supplemental indenture will, among other things:

     - reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or extend the time for payment of interest on any note;

     - reduce or extend the maturity of the principal of any note;

     - permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture or terminate the lien of the Indenture on any property at any time subject thereto or deprive the holder of any note of the collateral afforded by the lien of the Indenture; or

     - make any note payable in money other than that stated in the note.

Without the consent of the holders of at least 75% of the aggregate principal amount of the outstanding notes, no supplemental indenture may increase the amount of fees payable to TLMI. For the purpose of consents of noteholders, the term "outstanding" excludes notes which we hold or which are held by our affiliates. (Indenture, Section 1.1.)

     We may amend or supplement the Indenture or the notes, without obtaining the consent of noteholders, to cure ambiguities or make minor corrections and, among other things, to make any change that does not adversely affect the interests of the noteholders. (Indenture, Section 9.1.)

EVENTS OF DEFAULT

     An event of default with respect to the notes is defined in the Indenture as being:

     - our failure to make any interest payment on the notes within 30 days after it becomes due;

     - our failure to pay when due the principal of any notes;

     - the impairment of the validity or effectiveness of the Indenture or of the security interest granted thereby;

     - the improper amendment or termination of the Indenture;

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

     - the continuance of any of the following events for a period of 30 days after we are delivered notice of such event by the Trustee or after we and the Trustee are delivered notice of such event by the holders of notes representing at least 25% of the aggregate principal amount of the outstanding notes;

     - the creation of a lien on any of the assets other than the lien of the trust or the Trustee;

     - the failure of the Indenture to create a valid first priority security interest in assets which are held in the trust; or

     - our failure to comply with any of our covenants in the Indenture;

     - TLMI's failure to purchase lease contracts which are in default or which it otherwise is required to purchase from us;

     - the incorrectness in any material respect of any of our representations or warranties in the Indenture (exclusive of representations and warranties as to individual lease contracts that TLMI is obligated to, and does, repurchase from us) and the failure to cure such circumstances or condition within 30 days after we receive notice thereof from the Trustee or the holders of notes representing at least 25% of the aggregate principal amount of the outstanding notes; and

     - the Company enters into bankruptcy, or is put into bankruptcy, or becomes subject to certain other actions relating to insolvency or other financial incapacity.

RIGHTS UPON EVENT OF DEFAULT

     If an event of default should occur and continue, the Trustee may, or at the direction of the holders of notes representing at least 25% of the principal amount of the notes will, declare the notes due and payable. Upon such declaration, the notes will immediately become due and payable in an amount equal to their remaining principal amount plus accrued interest at such time. Under such circumstances, such declaration may be rescinded by the holders of a majority of the aggregate principal amount of the outstanding notes. (Indenture, Section 6.2.)

     If, following an event of default, the notes have been declared due and payable, the Trustee may exercise one or more of its remedies including:

     - the right to retain the assets held as collateral in the trust and apply all amounts received with respect to such assets, first, to payment of its fees and expenses and then, to the payment of the principal of and interest on the notes, ratably with respect to the noteholders (Indenture, Sections 6.3, 6.10 and 6.13);

     - the right to sell the assets held as collateral in the trust and apply the proceeds, first, to payment of its fees and expenses and then, to the amounts due on the notes (Indenture, Sections 6.3, 6.10 and 6.14); or

     - the right to cause a transfer of all funds in our operating account directly to the sinking fund account.

In the event of a continuing default by TLMI with respect to its obligations under the Servicing Agreement or the Purchasing Agreement, the Trustee will also have the right to direct us to terminate the duties and rights of TLMI under such agreements and to cause TLMI to turn over to the Trustee all records and data pertaining to the lease contracts in its possession. (Indenture, Section 5.10; Servicing Agreement, Section 9; Purchasing Agreement.)

     The holders of a majority of the aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conduct of any proceedings for any remedy available to the Trustee to exercise any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any such direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of noteholders not joining in such direction or that would subject the Trustee to personal liability. (Indenture,
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

Section 6.5.) The holders of a majority of the aggregate principal amount of the outstanding notes may also waive any default, except a default in respect of a covenant or provision of the Indenture that cannot be modified without the waiver or consent of each holder of notes affected. (Indenture, Section 6.4.)

     No holder of notes will have the right to pursue any remedy with respect to the Indenture or the notes, unless:

     - such holder gives to the Trustee written notice of a continuing event of default;

     - the holders of at least 25% of the aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue such remedy, and have offered indemnity satisfactory to the Trustee against loss, liability or expense

     - the Trustee does not comply with the request within sixty (60) days; and

     - the Trustee has received no contrary direction during such 60-day period from the holders of a majority of the principal amount of the outstanding notes. (Indenture, Section 6.6.)

     Notwithstanding the foregoing, the Indenture prohibits the Trustee from reselling any portion of the assets held in trust as collateral upon the occurrence of an event of default to us or any of our officers or directors, TLMI or any of its shareholders, officers or directors, or any other of our affiliates.

RESTRICTIONS ON BUSINESS ACTIVITIES AND ADDITIONAL INDEBTEDNESS

     We have made certain covenants in the Indenture that restrict our business activities and prohibit certain transactions. We have agreed, among other things, that, without the consent of the holders of a majority of the aggregate principal amount of the notes, we will not (i) engage in any business or activity other than or in connection with the purchase or other acquisition of vehicles and lease contracts, collection and servicing of the lease contracts, the repossession and resale of the vehicles, the remarketing of vehicles upon termination of the lease contracts and the raising of equity capital, and any other incidental businesses or activities, or (ii) create, incur, assume or in any manner become liable in respect of any indebtedness other than the notes, any allowed expenses and any other amounts incurred in the ordinary course of our business. In addition, we have agreed not to dissolve or liquidate in whole or in part or to merge or to consolidate with any corporation, partnership or entity other than a subsidiary of which we are, directly or indirectly, the sole owner or any affiliate thereof whose business is restricted in the same manner as our business under clause (i) above. (Indenture, Section 5.11.)

COMPLIANCE STATEMENTS AND ANNUAL ACCOUNTANTS' REPORTS

     We and TLMI are required to certify, quarterly, to the Trustee that we have fulfilled our obligations under the Indenture. (Indenture, Section 5.7.) In addition, we and TLMI annually must file with the Trustee a report of a firm of independent public accountants as to their examination of our financial statements and those of TLMI and the documents and records relating to the lease contracts and deliver a certificate with respect to our compliance and that of TLMI, in all material respects, with our respective obligations arising under the Indenture. (Indenture, Section 5.6.)

TRUSTEE'S ANNUAL REPORT

     The Trust Indenture Act requires the Trustee to mail annually to all holders of notes a brief report if any of certain events occur. These events include:

     - any change in the Trustee's eligibility and qualifications to continue as the Trustee under the Indenture;

     - any amounts advanced by the Trustee under the Indenture;

     - the amount, interest rate and maturity date of certain indebtedness, if any, owing by us to the Trustee in our individual capacity;

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

     - any change to the property and funds, if any, physically held by the Trustee as such;

     - any change in or any release, or release and substitution, of property subject to the lien of the Indenture; and

     - any action taken by it that materially affects the notes and that has not been previously reported. (Indenture, Section 7.6.)

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will be discharged, with certain limitations, upon deposit with the Trustee of funds sufficient for the payment or redemption of all of the notes. Our duties to you will cease upon such deposit. (Indenture, Section 8.1.)

DUTIES OF TRUSTEE

     The Trustee is obligated, under the Indenture, to use the same degree of care and skill in the exercise of its rights and powers under the Indenture as a prudent man would exercise or use under the circumstances in his own affairs. Except during an event of default, the Trustee may rely, in the absence of bad faith, on certificates and opinions furnished to it. Generally, the Trustee is not relieved from liability for its own negligence or willful misconduct except that it is not liable (i) if it acted in good faith in accordance with a direction from the holders of not less than a majority in principal amount of the notes, or (ii) for any error in judgment made in good faith and without negligence in ascertaining the pertinent facts. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. (Indenture, Section 7.1.)

THE TRUSTEE

     Trust Management, Inc. will be the Trustee under the Indenture for the notes. We are obligated to pay the fees and expenses of the Trustee relating to the notes. To provide security for our obligation to pay such fees and expenses, the Trustee has a lien on the same assets as secure the notes. The Trustee's lien is prior to that of the notes, prior to the assets in the trust, except as to any money held in trust to pay principal and interest on the notes. (Indenture, Section 7.7.)

                  CERTAIN LEGAL ASPECTS OF THE LEASE CONTRACTS

THE LEASES AS TRUE LEASES

     The lease contracts are leases of personal property. Under the Texas Uniform Commercial Code (the "UCC"), a transaction involving the lease of personal property may create either a lease or a security interest. If the transaction creates a lease, the lessor remains the owner of the personal property subject to the lease and the lessee has the right to possess and use the leased property during the term of the lease. The rights and remedies of the lessor and lessee under a true lease of personal property are determined primarily under Article 2A of the UCC (Leases). If the transaction creates a security interest, (a) the transaction is in effect a credit sale under which the lessor has in effect sold the personal property to the lessee on an installment payment basis and holds a security interest in the subject personal property to secure payment of the purchase price, (b) the lessee is the purchaser and owner of the personal property, and (c) the lease payments are in effect payments of the purchase price for the subject personal property. The rights and remedies of the parties to a lease which is actually a sale coupled with a security interest are determined primarily under Article 2 of the UCC (Sales) and Article 9 of the UCC (Secured Transactions).

     The determination of whether of a lease transaction creates a true lease or a sale coupled with a security interest is very important and will determine the respective rights, obligations and duties of the lessor, in this case us, and the customer and will have particular impact on the remedies available upon a

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

default by the customer. The following are some of the significant differences between a true lease and a lease which is in effect a sale coupled with a security interest:

     - A true lease is exempt from Texas usury laws; a credit sale is not.

     - A lessor under a true lease generally has a better chance than a secured creditor of obtaining current payments, as well as repossession of the goods, when the lessee is in bankruptcy.

     - In the case of default, a true lessor has different and often more favorable remedies than those available to a secured creditor.

     - A security interest, unlike a lease, is subject to priority rules with respect to the claims of competing secured creditors. If a lessor, not contemplating that this transaction will be characterized as creating a security interest, takes no steps to perfect the security interest created in the transaction, a Trustee in bankruptcy or some other third party may claim that the lessor is actually an unperfected secured creditor and may be able to void, or otherwise take priority over, the security interest, leaving the lessor/seller with an unsecured obligation to pay the lease payments.

     - A transaction that is truly a security interest, and not a lease, may result in exclusion of the leased goods from insurance coverage under some policies.

     Whether a transaction creates a lease or a security interest depends on the particular terms and facts on which the transaction is based. If the transaction, however labeled, is actually a transaction under which the lessee is acquiring ownership, or the equivalent of ownership, of the leased goods, the transaction is a sale coupled with a security interest. The transaction will be considered a security interest if the lessee's obligation to pay the consideration under the lease (the rent payments) is not subject to termination by the lessee, and one or more of the following factors are also present:

     - The original lease term is equal to or greater than the remaining economic life of the goods.

     - The lessee is required to renew the lease for the remaining economic life of the goods or is required to become the owner of the goods.

     - The lessee has an option to renew the lease for the remaining economic life of the goods for no additional consideration or for nominal additional consideration upon compliance with the terms of the lease agreement.

     - The lessee has an option to become the owner of the goods for no additional consideration or nominal additional consideration upon compliance with the terms of the lease agreement.

     Additional consideration is nominal if it is less than the lessee's "reasonably predictable" cost of performing under the lease agreement if the option is not exercised. Additional consideration given for an option to renew or an option to purchase is not nominal if:

     - When the option to renew the lease is granted, the rent is stated to be the fair market rent for the use of the goods for the term of the renewal determined at the time the option is to be performed.

     - When the option to become the owner of the goods is granted, the price is stated to be the fair market value of the goods determined at the time the option is to be performed.

     A transaction does not create a security interest merely because it provides for any of the following:

     - The "present value" of the consideration to be paid for the right to possession and use of the goods is substantially equal to or greater than the fair market value of goods at the time the lease agreement is made. In this context, present value means the amount, as of a date certain, of one or more sums payable in the future, discounted to the date certain. The discount is determined by the interest rate specified by the parties, if that rate is not manifestly unreasonable at the time the transaction is consummated. Otherwise, the discount is determined by a reasonable rate that takes into account the facts and circumstances of each case.

     - The lessee assumes the risk of loss of the goods or agrees to pay taxes, insurance, filing, recording, or registration fees or service or maintenance costs with respect to the goods.

     - The lessee has an option to renew the lease or become the owner of the goods.

     - The lessee has an option to renew the lease for a fixed rent that is equal to or greater than the reasonably predictable fair market rent for the use of the goods for the term of the renewal at the time the option is to be performed.

     - The lessee has an option to become the owner of the goods for a fixed price that is equal to or greater than the reasonably predictable fair market value of the goods at the time the option is to be performed.

     Because (i) each of our lease contracts will provide for the lease of a vehicle for a term which is considerably shorter than the expected useful life of the vehicle, (ii) the lease payments required under each lease contract are in an aggregate amount less than the payments which would be made if the transaction was in essence a sale of the vehicle, and (iii) at the expiration of the lease term, the customer can either return the vehicle to us with no further payment obligations or purchase the vehicle at a fixed purchase price which, based on the our policies, should be equal to or greater than the reasonably predictable fair market value of the vehicle, we believe that the lease contracts create true leases and will be governed by the laws and regulations applicable to the lease of personal property rather than the laws and regulations applicable to credit sales of motor vehicles. In documenting and servicing the lease contracts, we will follow the rules and procedures required for true lease transactions.

SECURITY INTEREST IN LEASE CONTRACTS

     To secure payment of the notes, we will grant to the Trustee a security interest in and to each of the lease contracts. Pursuant to the provisions of
Article 9 of the UCC governing security interests, a lease is designated as chattel paper. A security interest in chattel paper may be perfected either by taking possession of the lease contract or by the filing of a UCC financing statement with the Secretary of State of the state in which a corporate debtor's principal place of business is located. Our principal place of business is located in the State of Texas and a security interest in one of our lease contracts may be perfected by filing a UCC financing statement with the Secretary of State of the State of Texas. In the event TLMI forms a subsidiary to carry out a vehicle leasing business in one or more others states, appropriate filings will be made in such other states.

     Upon any purchase of lease contracts by us, the original lease contracts and related title documents for the vehicles will be delivered to the Trustee. Possession of such lease contracts and related title documents will be retained by the Trustee or other financial institution appointed by the Trustee and us to act as custodian and bailee of the lease contracts and related title documents for the benefit of the Trustee and us. Upon its purchase, each lease contract will be physically labeled to indicate the security interest therein of the Trustee. In addition, a UCC financing statement will be filed in the appropriate public office to perfect by filing and give notice of the Trustee's security interest in the lease contracts and all proceeds therefrom. See "COLLATERAL FOR THE NOTES -- The Lease Contracts."

SECURITY INTERESTS IN VEHICLES

     We will own the vehicles subject to the lease contracts. To secure payment of the notes, we will grant to the Trustee a security interest in and to each of the vehicles subject to a lease contract. Perfection of security interests in vehicles is generally governed by the motor vehicle registration laws of the state in which a corporate debtor's principal place of business is located. As stated above, as our principal place of business is located in the State of Texas, a security interest in a vehicle will be perfected according to the requirements of Article 9 of the UCC and the motor vehicle registration laws of the State of Texas. In

Texas, a security interest in a motor vehicle is perfected by notation of the secured party's lien on the vehicle's certificate of title.

     With respect to lease contracts we purchased, the originating entities will sell and assign the lease contracts and the vehicles to us upon purchase of the lease contracts. The originating entities will also provide evidence that proper applications for certificates of title have been made to ensure that we will be named as the owner and the Trustee as the first lienholder on the certificates of title relating to the vehicles. We will deliver possession of the lease contracts (originated or purchased) and related title documents to the Trustee or other financial institution appointed by us and the Trustee to act as custodian and bailee for us and the Trustee. We will supplement the description in the Indenture of the lease contracts and confirm our grant to the Trustee of a security interest in all lease contracts that we purchase.

OTHER MATTERS AFFECTING MOTOR VEHICLES AND LEASE CONTRACTS

     Under the laws of Texas, liens for repairs performed on a motor vehicle and liens for certain unpaid taxes take priority over even a perfected security interest in a vehicle. The Uniform Commercial Code also grants priority to certain federal tax liens over the lien of a secured party. Certain state and federal laws permit the confiscation of motor vehicles under certain circumstances if used in unlawful activities that may result in the loss of a collateralized party's perfected security interest in the confiscated motor vehicle. Upon our purchase of each lease contract or vehicle, we will receive a warranty from TLMI that the lease contract creates a valid, subsisting and enforceable first priority security interest in the vehicle. However, liens for repairs or taxes or the confiscation of a vehicle could arise or occur at any time during the term of a lease contract. Notice will not necessarily be given to us in the event such a lien arises or confiscation occurs.

     If a lien customer of ours relocates to another state, under the laws of most states, the perfected security interest in the vehicle would continue for four months after such relocation and thereafter, in most instances, until the customer re-registers the vehicle in such state. Almost all states generally require surrender of a certificate of title to re-register a titled vehicle. Therefore, the Trustee or other appointed custodian must surrender possession, if it holds the certificate of title to such vehicle, before the vehicle owner may effect the re-registration. In addition, we should receive, absent clerical errors or fraud, notice of surrender of the certificate of title because we will be listed as the owner on the face of the title, and the Trustee will be shown as the first lienholder thereon. Accordingly, we should have notice and the opportunity to re-perfect out security interest in the vehicle in the state of relocation. If a customer moves to one of the few states that does not require surrender of a certificate of title for registration of a motor vehicle, re-registration could defeat perfection or loss of the Trustee's security interest in such vehicle. The loss of the Trustee's security interest in a number of vehicles under these circumstances could have a material adverse effect on the collateral for the notes. In the ordinary course of servicing the lease contracts, we will take steps to effect such re-perfection upon receipt of notice of re-registration or other information from the customer as to relocation. Under the servicing agreement and the Indenture, we are obligated to maintain the continuous perfection of the security interest represented by each lease contract in the related vehicle.

REPOSSESSION

     In the event of default by a customer on a lease contract, we, as lessor, have all the remedies of a lessor under Article 2A of the UCC. The UCC remedies of a lessor include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the customer under a lease contract voluntarily surrenders a vehicle, self-help repossession, by an individual independent repossession specialist engaged by TLMI, will be the method usually employed by TLMI when an customer defaults. Self-help repossession is accomplished by retaking possession of the vehicle. If a breach of peace is likely to occur, or if applicable state law so requires, TLMI must obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order. Most of the states in which the Company intends to purchase lease contracts have state laws that would not require TLMI, in the absence of a probable breach of the peace, to obtain a court order before it attempts to repossess a vehicle.

DISPOSAL OF VEHICLES AND DAMAGES AGAINST DEFAULTING CUSTOMERS

     Upon default by a lessee, the UCC permits the lessor to take possession of the leased goods, either by self-help methods or by judicial process. Upon repossession of leased goods, a lessor may dispose of the leased goods (either by releasing the leased goods or selling the leased goods) and seek recovery of damages from the lessee. Damages of a lessor upon default by a lessee include payment of all unpaid lease payments due and owing on the date of disposition of the leased goods, recovery of the expenses incurred by the lessor in pursuing its remedies against the lessee, and damages for the unpaid installments of rent due under the lease. The damages to which a lessor is entitled for the unpaid installments of rent due under a lease after default by a lessee will be determined by whether the disposition of the leased goods is by releasing or by sale. If the leased goods are re-leased, damages are based on the present value of the remaining lease payments under the lease which is in default, less the present value of lease payments due under the new lease created when the goods are re-leased. If the leased goods are resold, damages will be based on the difference between (a) the sum of estimated value of the leased goods at the expiration of the lease which is in default plus the present value (or other similar adjustment) of the remaining lease payments, less (b) the amount realized upon the sale of the leased goods. Vehicles we repossess will generally be re-leased to a new lessee or sold by TLMI through wholesale automobile networks or auctions that are attended principally by dealers.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay our ability to repossess and re-lease or sell a vehicle subject to a lease contract under which the lessee has defaulted or enforce a judgment for the damages to which we are entitled upon repossession and release or sale of the Motor Vehicle. In the event that damages are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in party, in bankruptcy proceedings, including bankruptcy proceedings under Title 11 United States Code (the Federal bankruptcy law), we may suffer a loss and diminish our ability to repay the notes.

CONSUMER PROTECTION LAWS

     Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lessors and servicers involved in consumer leases. These laws include, but are not limited to, the Consumer Leasing Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and M, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other similar laws. These laws require us to provide certain disclosures to prospective lessees, prohibit misleading advertising and protect against discriminating financing or unfair credit practices. The Federal Reserve Board has published final revisions to Regulation M under the Consumer Leasing Act that are applicable to automobile lease contracts. See "THE COMPANY -- Government Regulations." The Equal Credit Opportunity Act prohibits creditors from discriminating against lease applicants on the bases of race, color, sex, age or marital status. Under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. In addition to the foregoing, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the lease contracts. The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other state statutes, or the common law in certain states, is intended to defeat the ability of the transferor of a consumer credit contract (such as the lease contracts), which transferor is the lessor of the goods that gave rise to the transaction, to transfer such contract free of notice of claims by the debtor thereunder. The effect of the FTC Rule is to subject the assignee of such a contract to all claims and defenses that the lessee under the contract could assert against the lessor of the goods. Most of the lease contracts will be subject to the requirements of the FTC Rule. Accordingly, as holder of the lease contracts, we may be subject to any claims or defenses that the lease customer may assert against us, as lessor. Such claims are limited to a maximum liability equal to the amounts paid by the customer on the lease contract. The customer, however, may also assert the FTC Rule to offset remaining amounts due on the lease contract as a defense against any claim we bring against such customer.

     Several states and the federal government have enacted "lemon laws" and similar statutes containing warranty protections for consumers who purchase or lease new or used motor vehicles. The application of these statutes may give rise to a claim or defense by a consumer against the manufacturer of a purchased vehicle or the dealer from or through whom such consumer purchased or leased such vehicle. We may be required to cancel a lease with a consumer who successfully asserts such a claim or defense, and while we would have a claim against the manufacturer or such dealer, there can be assurance that we will be made whole in every case in which the consumer successfully asserts such rights.

     Under most state motor vehicle dealer licensing laws, sellers of motor vehicles are required to be licensed to sell motor vehicles at retail sale. Furthermore, federal odometer regulations promulgated under the Motor Vehicle Information and Cost Savings Act require that all sellers of new and used vehicles furnish a written statement signed by the seller certifying the accuracy of the odometer reading. If a seller is not properly licensed or if an odometer disclosure statement was not provided to the lessee of a vehicle, the lessee may be able to assert a defense against the seller of the vehicle.

OTHER LIMITATIONS

     In addition to the limitations discussed above, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a lessor to realize upon leased goods or collect all damages to which the lessor is entitled upon default by the lessee. For example, in a proceeding under the federal bankruptcy law, a claim for damages may be treated as an unsecured claim and may not be paid in full if the particular bankruptcy proceeding does not result in payment in full of other similar unsecured claims. The federal bankruptcy laws, however, do require the debtor or trustee in a bankruptcy proceeding to perform all obligations of the lessee under the lease (including payment of the installments of rent due under the lease) and to cure any outstanding defaults if the leased goods are to remain in the possession of the debtor or trustee subject to the provisions of the lease.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATIONS

     The following is a general discussion of certain federal income tax consequences relating to the purchase, ownership, and disposition of the notes by the holders acquiring the notes on their original issuance for cash. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and judicial or ruling authority as of the date hereof, all of which may be repealed, revoked or modified retroactively in a manner that could adversely affect a holder of the notes.

     The discussion deals only with the notes held as capital assets (generally property held for investments and not for the sale to customers in the ordinary course of a trade or business) by holders who or which are (i) citizens or residents of the United States, (ii) domestic corporations, partnerships or other entities or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of income or gain from the notes. The discussion does not purport to deal with federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules. Moreover, the Internal Revenue Service may disagree with all or a part of the discussion below. This summary does not address tax consequences of holding notes under state, local or foreign tax laws.

     No ruling on any of the issues discussed below will be sought from the Service.

     EACH PURCHASER SHOULD CONSULT WITH HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF PURCHASING, OWNING OR DISPOSING OF THE NOTES, INCLUDING THE EFFECT OF STATE, LOCAL OR FOREIGN LAWS.

TAX CONSEQUENCES TO NOTEHOLDERS

     Treatment of the Notes as Indebtedness. We will agree, and you will agree by your purchase of notes, to treat the notes as debt for federal income tax purposes, unless an adverse determination dictates otherwise. If, however, it is determined for tax purposes that the notes represent an equity investment, a substantial portion of the discussion set forth below will be inapplicable and the tax consequences of the holders of the notes will change, possibly with adverse tax consequences. The discussions below assume the characterization of the notes as debt is correct. We have not received an opinion of counsel with respect to the classification of the notes as debt for federal income tax purposes.

     Interest Income on the Notes. As a general rule, interest paid or accrued on the notes will be treated as ordinary income to the recipients. If you use the accrual method of accounting for federal income tax purposes, you will be required to include stated interest earned on the notes in ordinary income as it accrues. If you use the cash receipts and disbursements method of accounting for federal income tax purposes, you must include such interest in ordinary income when payments are received (or made available for receipt) by you.

     Market Discount. The resale of notes may be affected by the market discount provisions of the Internal Revenue Code. These provisions generally provide that if subsequent to the original issuance of the notes you purchases a note at a market discount that exceeds a DE MINIMIS amount, any gain recognized by you upon the sale, redemption at maturity or other disposition of the note will be taxable as ordinary income to the extent of the portion of market discount that accrued on the note while held by you. Market discount will be treated as accruing ratably over the term of such note or, at your election (which election may not be revoked without the consent of the IRS), under a constant yield method. Also, you may elect to include market discount into income as it accrues in which case gain realized on the sale, exchange or retirement of a note will not be treated as ordinary income under the market discount rules. If you so elect (which election may not be revoked without the consent of the IRS), the election will apply to all debt instruments with market discount you acquire on or after the day of the first taxable year to which such election applies.

     Market discount is defined generally as the excess, if any, of the stated redemption price of the note at maturity over the basis of the note in your hands immediately after its acquisition.

     Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a note with accrued market discount. As noted above, a noteholder may elect to include market discount in gross income on a current basis and, if you so elect, is exempt from this rule. The adjusted basis of a note subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

     Amortization Bond Premium. The resale of notes may be affected by the bond premium rules of the Internal Revenue Code. In general, if you purchase a note at a premium (i.e., an amount in excess of the amount payable upon the maturity thereof), you will be considered to have purchased such note with "amortized bond premium" equal to the amount of such excess. You may elect to deduct the amortizable [amortized] bond premium as it accrues under a constant-yield method over the remaining term of the note. Amortizable bond premium is treated as an offset to interest income rather than as a separate interest deduction. Your tax basis in the note will be reduced by the amount of the amortizable bond premium deduction. Any such election shall apply to all debt instruments (other than instruments the interest on which is excludable from gross income) you held at the beginning of the first taxable year to which the election applies or thereafter acquired and is irrevocable without the consent of the Service. If you do not elect to deduct the bond premiums, the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the note.

     Sale or Other Disposition. In general, you will recognize gain or loss upon the sale, redemption, retirement or other disposition in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your cost for the note, increased by market discount, if any, you previously included in income with respect to the note and decreased by principal payments previously received and the amount of bond premium, if any, you previously amortized with respect to the note. Any such gain or loss will be capital gain or loss if the note was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income, and will be long-term capital gain or loss if the note was held for more than one year. Capital losses generally may be used only to offset capital gains.

     Tax Administration and Reporting. The Trustee will furnish you a statement setting forth the amount of such distribution allocable to principal and to interest. Such payment of principal or interest reports will be made annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements regarding such information as may be required with respect to interest with respect to the notes.

     Backup Withholding. Under certain circumstances, you may be subject to "backup withholding" at a 31% rate. Backup withholding may apply to you if you are a United States person and if you, among other circumstances, fail to furnish your Social Security number or other taxpayer identification number to the Trustee. You should consult your tax advisors for additional information concerning the potential application of backup withholding to payments received by you with respect to a note.

CERTAIN FEDERAL INCOME TAX LIABILITIES OF THE COMPANY AND TLMI

     TLMI will file a consolidated federal income tax return with us. Because of the consolidated filing and the closely-held corporation status of TLMI, additional federal income tax consequences may arise. Certain of these are summarized below.

     We and TLMI constitute an "affiliated group" and, as such, intend to file consolidated federal income tax returns and each will be severally liable for the federal income tax liability of the affiliated group. We believe that there will be sufficient assets available to timely pay the affiliated group's federal income tax liability as it becomes due and payable. Also, under a tax allocation agreement signed by us and TLMI, TLMI has agreed to pay all federal income tax liability of the affiliated group as it becomes due and payable, although there can be no assurance that TLMI will have the ability to pay such obligations. Under applicable federal tax laws, if TLMI fails to make such payments of tax, the other members of the affiliated group, including us, would be responsible for making such payments.

     Also, the affiliated group will be subject to the passive loss rules under
Section 469 of the Internal Revenue Code. As a result, any portfolio-type income earned by the affiliated group (e.g., interest and dividends) may not be able to be offset by passive losses of the affiliated group. We do not anticipate that either we or TLMI will have significant amounts of portfolio-type income during the period the notes are outstanding. If portfolio-type income is realized, however, federal income tax may be owed with respect to such income even though the affiliated group otherwise has incurred passive losses. In addition, the affiliated group may be subject to the personal holding company rules of the Internal Revenue Code which may, in certain circumstances, impose an additional tax liability on the affiliated group.

                              PLAN OF DISTRIBUTION

     We are offering up to $20,000,000 in aggregate principal amount of the notes. The notes will be sold on a "best efforts" basis by Great Nation Investment Corporation ("Great Nation"), and Great Nation is not obligated to purchase the notes. Great Nation may, but is not obligated to, select and engage participating soliciting broker/dealers that are qualified to offer and sell the notes in one or more states and that are members of the NASD. As of the date of this Prospectus, Great Nation has not engaged any soliciting broker/dealers to participate in the offering. Great Nation anticipates that Great Nation and any broker/dealers engaged to participate in the offering will solicit those investors and customers for whom this investment would be suitable. Great Nation and such other broker/dealer selling notes will be responsible for determining the suitability of the notes as an investment for any given investor.

     We shall pay to Great Nation in consideration for its services, a sales commission of 6% the principal amount of notes sold to investors. In addition, we will reimburse Great Nation for certain expenses incurred in connection with its due diligence activities with regard to the offering in an amount not to exceed 2 1/2% of the aggregate principal amount of the notes sold. We may terminate our underwriting agreement with Great Nation if the underwriting group is unable to sell at least $750,000 of the notes within 45 days after the date of this prospectus and at least $250,000 of the notes each calendar month after the month in which the 45th day after the date of this prospectus occurs. Great Nation may terminate the underwriting agreement in the event of a material breach of the underwriting agreement by us or if Great Nation reasonably determines that the notes are not marketable. Generally, Great Nation will bear all of its expenses; provided, however, that if Great Nation terminates the underwriting agreement because of a material breach of this Agreement by us, we shall be obligated to pay to Great Nation an amount equal to all of Great Nation's accountable out-of-pocket expenses. TLMI and we have agreed, jointly and severally, to indemnify Great Nation against certain liabilities, including liabilities under applicable securities laws. The underwriting agreement provides that the obligations of Great Nation pursuant to the underwriting agreement are subject to the approval of certain legal matters by Great Nation's counsel and various other conditions.

     We may contract with other broker/dealers who are members of the National Association of Securities Dealers, Inc. to serve as additional underwriters of this offering. If we do, we expect the terms of our agreements with such other underwriters will not be materially different than our agreement with Great Nation.

     We will pay TLMI up to 1.5% of the gross offering proceeds to reimburse TLMI for offering and organizational expenses paid by TLMI on our behalf. No part of these payments will be paid by TLMI to brokers to engage in sales efforts for us (sometimes called "wholesale fees").

     Investor funds will be held in a subscription escrow account with Texas Community Bank, N.A., as escrow agent, until a minimum of $250,000 in principal amount of the notes are sold. In the event that the minimum amount of notes is
not subscribed before           (or any earlier termination of the offering), we
will terminate this offering and the escrowed funds, plus interest at the rate payable by the escrow agent bank, will be promptly returned to the subscribing investors by the escrow agent. Upon the subscription of the minimum amount of notes, the escrowed funds will be released to us and the interest earned as of the release date will be remitted to the investors who tendered funds into the escrow. Any subsequent subscription funds with respect to the sale of additional notes will be immediately released to us and available for our use upon our request. All subscriptions are subject to our right to reject any subscription in whole or in part.

     The offering will terminate on                  , unless we sooner
terminate it (i) upon the failure to achieve the minimum subscription amount, or
(ii) upon our determination, in our discretion, for any reason that it should be terminated. Early termination of the offering may result in our selling less than $20,000,000 in aggregate principal amount of the notes and may expose prior purchasers of notes to certain risks. See "RISK FACTORS -- Sale of Small Amount of Notes."

     To allow us to make an orderly investment of all proceeds from the sale of the notes in the purchase of vehicles and the execution of lease contracts, we may limit the dollar amount of subscriptions for notes that we are willing to accept during any month of the offering period. To attempt to minimize the effects of the delay in the purchase of vehicles and acquisition of lease contracts, we will monitor the receipt of subscriptions.

     We intend to accept in the order received properly completed subscriptions and payments for subscription amounts from qualified investors meeting the applicable suitability standards. We may elect to treat certain subscriptions as accepted for purposes of any monthly limit on subscriptions from certain otherwise qualified investors (for example, IRA's) whose subscription funds are being paid by a Trustee or other institution that has confirmed to us that the funds will be paid. Upon the achievement of the maximum subscription amount ($20,000,000) for the notes, any subsequently received subscriptions will not be accepted by us and will be promptly returned.

                                    EXPERTS

     Our financial statements included in this Prospectus have been audited by Sprouse & Winn, L.L.P., independent certified public accountants, whose report thereon appears elsewhere herein, and have been so included in reliance upon the report and authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain matters with respect to the validity of the notes have been passed upon for us by Kuperman, Orr, Mouer & Albers, a Professional Corporation, Austin, Texas. Kuperman, Orr, Mouer & Albers, a Professional Corporation, has also delivered its opinion to us as to certain compliance matters relating to the Texas Motor Vehicle Commission Code discussed under "THE
COMPANY -- Government Regulations." Drenner & Stuart, L.L.P. a Texas limited liability partnership, has also delivered to us its opinion as to the federal income tax matters discussed under "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. You may read and copy all or any portion of the registration statement or any other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov). As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                       TRANSITION AUTO FINANCE III, INC.

                              FINANCIAL STATEMENT
                                      AND
                          INDEPENDENT AUDITORS' REPORT

                                  JUNE 8, 1999

                       TRANSITION AUTO FINANCE III, INC.

                                 AUSTIN, TEXAS

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
INDEPENDENT AUDITORS' REPORT................................
FINANCIAL STATEMENT
  Balance Sheet.............................................
  Notes to Financial Statement..............................

To the Board of Directors and Stockholder
  of Transition Auto Finance III, Inc.
Dallas, Texas

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying balance sheet of Transition Auto Finance III, Inc., a Texas corporation, as of June 8, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Transition Auto Finance III, Inc. as of June 8, 1999, in conformity with generally accepted accounting principles.

                                            SPROUSE & WINN, L.L.P.

Austin, Texas
June 9, 1999

                              FINANCIAL STATEMENT

                       TRANSITION AUTO FINANCE III, INC.

                                 BALANCE SHEET
                                  JUNE 8, 1999

                                     ASSETS

CURRENT ASSETS
  Cash......................................................   $1,000
                                                               ------
TOTAL ASSETS................................................   $1,000
                                                               ======

                LIABILITIES AND STOCKHOLDER'S EQUITY

STOCKHOLDER'S EQUITY
  Common stock $.10 par value: 1,000 shares authorized,
     issued, and outstanding................................   $  100
  Additional paid-in capital................................      900
                                                               ------
          Total Stockholder's Equity........................    1,000
                                                               ------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........   $1,000
                                                               ======

               See accompanying notes to this financial statement

                       TRANSITION AUTO FINANCE III, INC.

                          NOTES TO FINANCIAL STATEMENT
                                  JUNE 8, 1999

NOTE 1: GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Transition Auto Finance III, Inc. (the Company) is a Texas corporation organized on May 26, 1999. The Company was established to purchase motor vehicles and automobile lease contracts, collecting and servicing automobile lease contracts and remarketing motor vehicles upon termination of their leases. Transition Leasing Management, Inc. (Transition Leasing) owns 100% of the Company's common stock. Through June 8, 1999, the Company has had no activity. The Company has adopted a December 31 year-end.

INCOME TAXES

     The Company is a corporation subject to federal and state income taxes. The Company and its parent intend to file a consolidated tax return. Each company in the consolidated group determines its taxable income or loss, on a separate company basis, and the consolidated tax liability is allocated to each company with taxable income in proportion to the total of the taxable income amounts. Through June 8, 1999, the Company has had no federal taxable income.

NOTE 2: NOTES OFFERING

     The Company is intending to offer (the "Notes Offering") on a "best efforts basis" up to $20,000,000 of 11% Redeemable Secured Notes (the "Notes"). The Notes will have a term of sixty months and will bear interest at a fixed rate of 11%. The Notes will mature on August 31, 2004. The Notes are to be sold through an underwriter. The Company will be required to make monthly payments of interest, paid in arrears, on the outstanding principal balance. The Notes will bear interest from the date of issuance at a fixed rate set at 11% fixed per annum.

     The underwriter will receive fees totaling 8.5% of the gross offering proceeds of the Notes Offering. The Company will reimburse Transition Leasing for organizational and offering expenses up to a maximum amount equal to 1.5% of the gross offering proceeds.

The remainder of the Notes Offering proceeds will be used to acquire automobile lease contracts backed by new automobiles and automobiles with remaining factory warranties or extended service contracts that extend to the termination of their lease contracts (the "Contracts"). The Contracts and the leased vehicles will be the asset-backed security for the Notes. A minimum of $250,000 of Notes must be sold before any funds will be released for use by the Company.

     The Company intends to enter into a Servicing Agreement with Transition Leasing. Transition Leasing will be entitled to a servicing fee of $20 per month per Contract and a payment of $150 per Contract purchased. Transition Leasing will receive, as a marketing fee, 57.5% of the down payment made the customers with respect to contracts it originates. The Company intends to enter into an Indenture between the Company and a trust company, as trustee, which will govern collection of the Contract proceeds and repayment of the Notes.

------------------------------------------------------
------------------------------------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Summary................................
Risk Factors...........................
Capitalization.........................
Use of Proceeds........................
Description of the Notes...............
Collateral for the Notes...............
The Company............................
Security Ownership of Certain
  Beneficial Owners and Management.....
Management.............................
Litigation.............................
Management's Discussion and Analysis of
  Plan of Operation....................
Additional Indenture Provisions........
Certain Legal Aspects of the Lease
  Contracts............................
Certain Federal Income Tax
  Considerations.......................
Plan of Distribution...................
Experts................................
Legal Matters..........................
Additional Information.................
Financial Statements...................

                             ---------------------

     Until             (25 days after the date of this Prospectus), all dealers
effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $20,000,000
                                 SECURED NOTES

                              DUE AUGUST 31, 2004
                       TRANSITION AUTO FINANCE III, INC.
                              --------------------

                                   PROSPECTUS
                              --------------------

                                  GREAT NATION
                             INVESTMENT CORPORATION
                                           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide that, to the fullest extent permitted by Texas law, directors and former directors of the Company shall not be liable to the Company or its shareholders for monetary damages which may have been caused by them acting in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of the Company or which involve intentional misconduct or a knowing violation of law,
(iii) for transactions from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director's office or (iv) for acts or omissions for which the liability of a director is expressly provided by law.

     The Company's Articles of Incorporation and its Bylaws grant mandatory indemnification to directors and officers of the Company to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify a director or officer who was or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify an officer or director in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Notes covered by this Registration Statement, all of which will be paid by the Company, are as follows:

Securities and Exchange Commission Registration Fee.........   $  6,061
NASD Fee....................................................      *
Printing and Engraving......................................      *
Legal Fees and Expenses.....................................     65,000+
Accounting Fees and Expenses................................      5,000+
Blue Sky Fees and Expenses..................................     20,000+
Miscellaneous...............................................     10,000+
          TOTAL.............................................      *

---------------

 *  To be furnished by amendment.

 +  estimates

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Other than the issuance of 1,000 shares of its common stock to Transition Leasing Management, Inc. upon its formation, the Company has not issued any securities.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Exhibits.

     The following documents are filed as exhibits to this registration statement:

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           1.1           -- Best Efforts Underwriting Agreement by and between
                            Transition Auto Finance III, Inc., and Great Nation
                            Investment Corporation*
           3.1           -- Articles of Incorporation of Transition Auto Finance III,
                            Inc.*
           3.2           -- Bylaws of Transition Auto Finance III, Inc.*
           4.1           -- Form of Indenture between Transition Auto Finance, Inc., and Trust Management, Inc., as Trustee*
           4.2           -- Form of Secured Note Due June 30, 2002 (included in
                            Article Two of Indenture filed as Exhibit 4.1)
           5.1           -- Opinion of Kuperman, Orr, Mouer & Albers, a Professional
                            Corporation, regarding validity of Notes**
           8.1           -- Opinion of Drenner & Stuart, L.L.P., a limited liability partnership, regarding tax matters**
          10.1           -- Form of Master Purchasing Agreement between Transition
                            Auto Finance III, Inc. and Transition Leasing Management,
                            Inc.*
          10.2           -- Form of Servicing Agreement between Transition Leasing
                            Management, Inc. and Transition Auto Finance III, Inc.*
          10.3           -- Proceeds Escrow Agreement*
          10.4           -- Form of Broker-Dealer Selling Agreement**
          10.5           -- Form of Subscription Agreement*
          10.6           -- Form of Tax Sharing Agreement by and between Transition
                            Leasing Management, Inc., Transition Auto Finance, Inc.,
                            Transition Auto Finance II, Inc. and Transition Auto
                            Finance III, Inc.**
          10.7           -- Form of Custodial Agreement between Transition Auto
                            Finance III, Inc. and Trust Management, Inc.*
          24.1           -- Consent of Drenner & Stuart, L.L.P., a limited liability partnership*
          24.2           -- Consent of Kuperman, Orr, Mouer & Albers, a Professional
                            Corporation*
          24.3           -- Consent of Sprouse & Winn, L.L.P.*
          26.1           -- Form T-1: Statement of eligibility of Trust Management,
                            Inc.**

---------------

 * filed electronically herewith

** to be filed by amendment

  Financial Statement Schedules.

     None.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 11, 1999.

                                            TRANSITION AUTO FINANCE II, INC.

                                            By:     /s/ KENNETH C. LOWE
                                              ----------------------------------
                                                       Kenneth C. Lowe,
                                                     President and Chief
                                                      Executive Officer

                               POWER OF ATTORNEY

     Each individual whose signature appears below hereby designates and appoints Terry Scharig and Ken Lowe, and each of them, as such person's true and lawful attorney-in-fact and agent (the "Attorney-in-Fact") with full power of substitution and re-substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as the Attorney-in-Fact deems appropriate and requests to accelerate the effectiveness of this registration statement, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorney-in-Fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                 /s/ KENNETH C. LOWE                   Director, President (Principal     June 11, 1999
-----------------------------------------------------    Executive Officer) and Chief
                   Kenneth C. Lowe                       Financial Officer (Principal
                                                         Financial and Accounting
                                                         Officer)

                               INDEX TO EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------

           1.1           -- Best Efforts Underwriting Agreement by and between
                            Transition Auto Finance III, Inc., and Great Nation
                            Investment Corporation*
           3.1           -- Articles of Incorporation of Transition Auto Finance III,
                            Inc.*
           3.2           -- Bylaws of Transition Auto Finance III, Inc.*
           4.1           -- Form of Indenture between Transition Auto Finance, Inc., and Trust Management, Inc., as Trustee*
           4.2           -- Form of Secured Note Due June 30, 2002 (included in
                            Article Two of Indenture filed as Exhibit 4.1)
           5.1           -- Opinion of Kuperman, Orr, Mouer & Albers, a Professional
                            Corporation, regarding validity of Notes**
           8.1           -- Opinion of Drenner & Stuart, L.L.P., a limited liability partnership, regarding tax matters**
          10.1           -- Form of Master Purchasing Agreement between Transition
                            Auto Finance III, Inc. and Transition Leasing Management,
                            Inc.*
          10.2           -- Form of Servicing Agreement between Transition Leasing
                            Management, Inc. and Transition Auto Finance III, Inc.*
          10.3           -- Proceeds Escrow Agreement*
          10.4           -- Form of Broker-Dealer Selling Agreement**
          10.5           -- Form of Subscription Agreement*
          10.6           -- Form of Tax Sharing Agreement by and between Transition
                            Leasing Management, Inc., Transition Auto Finance, Inc.,
                            Transition Auto Finance II, Inc. and Transition Auto
                            Finance III, Inc.**
          10.7           -- Form of Custodial Agreement between Transition Auto
                            Finance III, Inc. and Trust Management, Inc.*
          24.1           -- Consent of Drenner & Stuart, L.L.P., a limited liability partnership*
          24.2           -- Consent of Kuperman, Orr, Mouer & Albers, a Professional
                            Corporation*
          24.3           -- Consent of Sprouse & Winn, L.L.P.*
          26.1           -- Form T-1: Statement of eligibility of Trust Management,
                            Inc.**

---------------

 * filed electronically herewith

** to be filed by amendment